                                                                   Exhibit 10.18

                             STOCKHOLDERS AGREEMENT

                          Dated as of December 20, 1995

                                  By and Among

                                GGP/HOMART, INC.

                             GGP LIMITED PARTNERSHIP

                    THE COMPTROLLER OF THE STATE OF NEW YORK
                    AS TRUSTEE OF THE COMMON RETIREMENT FUND

                    EQUITABLE LIFE INSURANCE COMPANY OF IOWA

                           USG ANNUITY & LIFE COMPANY

                   TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

                                       and

                         GENERAL GROWTH PROPERTIES, INC.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RECITALS ................................................................     1

                                   ARTICLE I.

DEFINITIONS .............................................................     1

   1.1.     "Accredited Investor" .......................................     2
   1.2.     "Additional Subscription Dates" .............................     2
   1.3.     "Additional Subscription Payment" ...........................     2
   1.4.     "Affiliate" .................................................     2
   1.5.     "Aggregate Subscription" ....................................     2
   1.6.     "Annual Business Plan" ......................................     2
   1.7.     "Assistant Attorney General" ................................     2
   1.8.     "Available Subscription" ....................................     3
   1.9.     "Benefit Plan Investor" .....................................     3
   1.10.    "Board" .....................................................     3
   1.11.    "Called Subscriptions" ......................................     3
   1.12.    "Cash Reserves" .............................................     3
   1.13.    "Cause" .....................................................     3
   1.14.    "Cause Notice" ..............................................     3
   1.15.    "Closing" ...................................................     3
   1.16.    "Closing Date" ..............................................     3
   1.17.    "Change of Control" .........................................     3
   1.18.    "Class A Directors" .........................................     4
   1.19.    "Class A Group" .............................................     4
   1.20.    "Class A Minimum Investment" ................................     4
   1.21.    "Class A Stockholders" ......................................     5
   1.22.    "Class B Directors" .........................................     5
   1.23.    "Class B Group" .............................................     5
   1.24.    "Class B Minimum Investment" ................................     5
   1.25.    "Class B Stockholders" ......................................     5
   1.26.    "Class C Stockholders" ......................................     5
   1.27.    "Code" ......................................................     5
   1.28.    "Company Assets" ............................................     5
   1.29.    "Company FFO" ...............................................     5
   1.30.    "Cure Notice" ...............................................     5
   1.31.    "Defaulting Stockholder" ....................................     5
   1.32.    "Development Manager" .......................................     5
   1.33.    "Dissolution Commencement Notice" ...........................     5
   1.34.    "Dissolution Purchase Price" ................................     5
   1.35.    "Dissolution Trigger Date" ..................................     6
   1.36.    "Dissolution Value of the Company" ..........................     6
   1.37.    "Dissolution Value of a Property" ...........................     6
   1.38.    "Distributee" ...............................................     6
   1.39.    "Electing Class" ............................................     6
   1.40.    "ERISA" .....................................................     6
   1.41.    "Exchange Amount" ...........................................     6


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
   1.42.    "Exchange Amount Payment Notice" ............................     6
   1.43.    "Exchange Election Notice" ..................................     6
   1.44.    "Exchange Trigger Date" .....................................     6
   1.45.    "Exchanging Stockholder" ....................................     6
   1.46.    "Existing Lender Arrangements" ..............................     6
   1.47.    "Expenses" ..................................................     6
   1.48.    "Commitment" ................................................     8
   1.49.    "FTC" .......................................................     8
   1.50.    "Funded Subscription" .......................................     9
   1.51.    "Funding Notice" ............................................     9
   1.52.    "GCL" .......................................................     9
   1.53.    "General Growth Chairman" ...................................     9
   1.54.    "General Growth FFO" ........................................     9
   1.55.    "General Growth Officers" ...................................     9
   1.56.    "General Growth Share Closing Price" ........................     9
   1.57.    "GG Stock" ..................................................     9
   1.58.    "Homart Assets" .............................................    10
   1.59.    "Homart Closing Date" .......................................    10
   1.60.    "Homart Stock Purchase Agreement" ...........................    10
   1.61.    "HSR" .......................................................    10
   1.62.    "Initial Subscription" ......................................    10
   1.63.    "Investment Company Act" ....................................    10
   1.64.    "IRS" .......................................................    10
   1.65.    "Management Transfer Agreement" .............................    10
   1.66.    "Material Adverse Change" ...................................    10
   1.67.    "Measurement Period" ........................................    10
   1.68.    "Natick Mall Agreement" .....................................    10
   1.69.    "Net Disposition Proceeds" ..................................    10
   1.70.    "Net Taxable Income" ........................................    11
   1.71.    "Non-Defaulting Stockholder" ................................    11
   1.72.    "Non-Funding Stockholder" ...................................    11
   1.73.    "Offer" .....................................................    11
   1.74.    "Offer Effective Date" ......................................    12
   1.75.    "Operating Cash Flow" .......................................    12
   1.76.    "Organic Change" ............................................    12
   1.77.    "Person" ....................................................    12
   1.78.    "Plan Asset Regulations .....................................    12
   1.79.    "Planned Expansion or Renovation Programs" ..................    12
   1.80.    "Properties Currently Under Development" ....................    12
   1.81.    "Property Manager" ..........................................    12
   1.82.    "Proportionate Share" .......................................    12
   1.83.    "Receipts" ..................................................    12
   1.84.    "Relevant Trade Area" .......................................    13
   1.85.    "Reserve Amount" ............................................    14
   1.86.    "Response Notice" ...........................................    14
   1.87.    "Rules" .....................................................    14
   1.88.    "Serial Transferee" .........................................    14
   1.89.    "Serial Transferor" .........................................    14
   1.90.    "Significant Company Assets" ................................    14
   1.91.    "Special Reserve" ...........................................    14
   1.92.    "Sublease" ..................................................    14


                                      -ii-

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
   1.93.    "Subsidiaries" ..............................................    14
   1.94.    "Ten Day Average General Growth Share Closing Price" ........    14
   1.95.    "33 Act" ....................................................    15
   1.96.    "Trading Day" ...............................................    15
   1.97.    "Transfer" ..................................................    15
   1.98.    "Transferee" ................................................    15

                                   ARTICLE II.

ACQUISITION OF SHARES; CLOSING ..........................................    15

   2.1.     Issuance and Acquisition of Shares ..........................    15
   2.2.     Closing .....................................................    16
   2.3.     Conditions to Stockholders' Obligations .....................    16
   2.4.     Merger of Homart Newco One, Inc. into the Company; Issuance
               of Preferred Stock .......................................    19
   2.5.     Termination .................................................    19

                                  ARTICLE III.

GOVERNANCE; BOARD OF DIRECTORS ..........................................    20

   3.1.     Action by Stockholders to Effectuate this Agreement .........    20
   3.2.     Classes of Common Stock; Number of Directors; Voting
               Rights ...................................................    20
   3.3.     Initial Directors ...........................................    22
   3.4.     Subsequent Election of Directors ............................    22
   3.5.     Removal and Replacement of Directors ........................    22
   3.6.     Officers; Management; Dissolution in the Event of Cause .....    22
   3.7.     Chairman of the Board .......................................    26
   3.8.     Committees ..................................................    26
   3.9.     Certificate of Incorporation; By-Laws .......................    26
   3.10.    Actions by Directors ........................................    27
   3.11.    Meetings of the Board .......................................    32
   3.12.    Restrictions on Other Agreements ............................    33

                                   ARTICLE IV.

OTHER CORPORATE MATTERS .................................................    33

   4.1.     Fiscal Year; Designation of Auditors ........................    33
   4.2.     Dividends ...................................................    33
   4.3.     Conduct of Business .........................................    33
   4.4.     Operation in Accordance with REIT Requirements and Other
               Matters ..................................................    34
   4.5.     Sources and Uses of Funds; Organizational Expenses;
               Reorganization Expenses; Reserves ........................    34
   4.6.     Other Activities of Stockholders ............................    36


                                      -iii-

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
   4.7.     Reports and Statements ......................................    37

                                   ARTICLE V.

EXCHANGE RIGHT ..........................................................    40

   5.1.     The Exchange Right ..........................................    40
   5.2.     Payment of the Exchange Amount ..............................    43
   5.3.     Registered Stock; Registration Statement ....................    43
   5.4.     Closing of an Exchange Transaction ..........................    44
   5.5.     Necessary Government Filings ................................    45
   5.6.     Board Representation ........................................    47
   5.7.     GG Properties Organic Change ................................    48

                                   ARTICLE VI.

TRANSFERS OF COMMON STOCK ...............................................    49

   6.1.     Certain Restrictions ........................................    49
   6.2.     Compliance with Securities Laws .............................    49
   6.3.     Transfer of Ownership Interests in Affiliates ...............    49
   6.4.     Transfers of Common Stock by Stockholders ...................    50
   6.5.     Certain Prohibited Transfers of Common Stock by
               Stockholders .............................................    52
   6.6.     Expenses of Transfer ........................................    53
   6.7.     Indemnification by Transferor ...............................    53
   6.8.     Acceptance of Prior Acts ....................................    54
   6.9.     Certain Conditions to Transfer ..............................    54
   6.10.    Responsibility for Subscriptions ............................    54

                                  ARTICLE VII.

SUBSCRIPTIONS ...........................................................    55

   7.1.     Additional Subscriptions ....................................    55
   7.2.     Delay or Acceleration of Additional Subscription Payments ...    55
   7.3.     Certain Rights and Obligations with Respect to Additional
               Subscription Payments ....................................    56
   7.4.     Failure to Make Additional Subscription Payments ............    56
   7.5.     Funding Shortfalls ..........................................    57

                                  ARTICLE VIII.

DISSOLUTION RIGHT .......................................................    57

   8.1.     Special Dissolution Right ...................................    57
   8.2.     Other Dissolutions ..........................................    65


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
                                   ARTICLE IX.

LEGENDS .................................................................    66

                                   ARTICLE X.

POST-CLOSING TERMINATION ................................................    67

                                   ARTICLE XI.

MISCELLANEOUS ...........................................................    68

   11.1.    Recapitalization, Exchanges, etc. Affecting the Common
               Stock ....................................................    68
   11.2.    Injunctive Relief ...........................................    68
   11.3.    Successors and Assigns ......................................    68
   11.4.    Amendment; Waiver ...........................................    69
   11.5.    Representations by Stockholders .............................    69
   11.6.    Notices .....................................................    71
   11.7.    Further Assurances ..........................................    71
   11.8.    Confidentiality .............................................    71
   11.9.    Waiver of Claims Against Directors ..........................    72
   11.10.   APPLICABLE LAW ..............................................    72
   11.11.   Headings ....................................................    72
   11.12.   Entire Agreement ............................................    72
   11.13.   Severability ................................................    73
   11.14.   Counterparts ................................................    73
   11.15.   Arbitration .................................................    73
   11.16.   Consent to Jurisdiction .....................................    74

Schedule I      Aggregate, Initial and Additional Subscriptions
Schedule II     Planned Expansions or Renovation Programs
Schedule III    Properties Currently Under Development
Schedule IV     Properties Securing Wells Fargo Credit Facility
Schedule V      Loan Expansions
Schedule VI     List of Existing Lender Consents
Schedule VII    Management Policies
Schedule VIII   Intentionally Omitted
Schedule IX     Excluded Costs and Expenses
Schedule X      Management Fees and Reimbursements
Schedule XI     Intentionally Omitted
Schedule XII    Intentionally Omitted
Schedule XIII   Planned Regional Malls
Schedule XIV    Expenses
Schedule XV     Special Reserves
Schedule XVI    Grandfathered Malls
Schedule XVII   Additional Subscriptions

Exhibit A Definition of Company FFO
Exhibit B Definition of General Growth FFO
Exhibit C Significant Company Assets
Exhibit D Form of Amended and Restated Certificate of Incorporation Exhibit E Form of By-laws
Exhibit F Form of Natick Mall Agreement
Exhibit G Form of Management Transfer Agreement
Exhibit H Form of Sublease
Exhibit I Form of Annual Business Plan
Exhibit J Trade Area Maps
Exhibit K Form of Transferee Agreement

                             STOCKHOLDERS AGREEMENT

          This STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of December 20, 1995, by and among GGP/HOMART, INC., a Delaware corporation (the "Company"), GGP LIMITED PARTNERSHIP, a Delaware limited partnership ("GGP"), THE COMPTROLLER OF THE STATE OF NEW YORK AS TRUSTEE OF THE COMMON RETIREMENT FUND ("NYSCRF"), a fund, established pursuant to NY Retirement and Social Security Law Section 422, in the custody of the Comptroller of the State of New York, EQUITABLE LIFE INSURANCE COMPANY OF IOWA, USG ANNUITY & LIFE COMPANY, TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA and GENERAL GROWTH PROPERTIES, INC., a Delaware corporation ("GG Properties"). GGP, NYSCRF, EQUITABLE LIFE INSURANCE COMPANY OF IOWA, USG ANNUITY & LIFE COMPANY AND TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA are sometimes referred to herein individually as a "Stockholder" or collectively as the "Stockholders."

                                    RECITALS

          A. Upon the Closing (as defined below), the Stockholders will have funded their Initial Subscriptions (as defined below) and will own all of the issued and outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each with a par value of $.01 per share, of the Company (collectively, the "Common Stock").

          B. Each of the Stockholders desires to promote the interests of the Company and the mutual interests of the Stockholders by establishing herein certain terms and conditions upon which the Common Stock will be held, including provisions relating to election of members of the board of directors of the Company, governance of the Company, dissolution of the Company, the transfer or exchange of the shares of Common Stock and other matters contained herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Company, the Stockholders and GG Properties hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings ascribed to them below:

          1.1. "Accredited Investor" shall mean any institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the 33 Act or as defined under Rule 501(a)(8) under the 33 Act (if all of the equity owners of such investor are Persons defined in Rule 501(a)(1), (2), (3) or (7) under the 33 Act); provided that such institutional accredited investor has total assets in excess of $200,000,000.

          1.2. "Additional Subscription Dates" shall have the meaning set forth in Section 7.1.

          1.3. "Additional Subscription Payment" shall have the meaning set forth in Section 7.1.

          1.4. "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "Affiliated" has a meaning correlative to the foregoing. As used herein, the term "control" shall mean either (i) having (directly or indirectly through one or more intermediaries) the exclusive power to direct the management and policies of a Person or (ii) having both (A) at least fifty percent (50%) of the economic interest in a Person and (B) at least fifty percent (50%) of the voting rights with respect to such Person with the full right to exercise such vote, and the term "controlled" has a meaning correlative to the foregoing. Notwithstanding the foregoing, General Growth Management, Inc., GGP Management, Inc., any successor of either of them and any other Person shall be deemed to be Affiliates of GGP, provided that GG Properties or GGP, directly or indirectly, is entitled to receive at least seventy-five percent (75%) of all dividends or other distributions made by such entity.

          1.5. "Aggregate Subscription" shall mean, with respect to any Stockholder, the amount set forth opposite such Stockholder's name on Schedule I attached hereto representing the maximum subscription price such Stockholder may be obligated to pay to the Company for the total number of shares of Class A, Class B or Class C Common Stock set forth opposite such Stockholder's name on
Schedule I attached hereto.

          1.6. "Annual Business Plan" shall have the meaning set forth in
Section 3.10(c).

          1.7. "Assistant Attorney General" shall have the meaning set forth in
Section 5.5(a).

          1.8. "Available Subscription" shall mean, with respect to any Stockholder as of any date, such Stockholder's Aggregate Subscription minus the sum of the Initial Subscription, the Funded Subscriptions and the Called Subscriptions (which have not yet been funded) of such Stockholder to the Company.

          1.9. "Benefit Plan Investor" shall have the meaning set forth in
Section 4.4(b).

          1.10. "Board" shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the provisions of the Certificate of Incorporation and this Agreement.

          1.11. "Called Subscriptions" shall mean, with respect to any Stockholder as of any date, an amount (not to exceed in the aggregate such Stockholder's Available Subscription) that is required to be paid to the Company at a date specified in a Funding Notice delivered on or prior to such date in accordance with Section 7.2.

          1.12. "Cash Reserves" shall mean $_________ to be funded from the Initial Subscription plus the aggregate amount of all Reserve Amounts.

          1.13. "Cause" shall have the meaning set forth in Section 3.6(d).

          1.14. "Cause Notice" shall have the meaning set forth in Section
3.6(e).

          1.15. "Closing" shall have the meaning set forth in Section 2.2.

          1.16. "Closing Date" shall have the meaning set forth in Section 2.2.

          1.17. "Change of Control" shall mean, (a) with respect to GGP, GG Properties or any successor (that would not otherwise result in a Change of Control) ceasing to be the sole general partner of GGP, or (b) with respect to GG Properties, any of the following: (i) any Person, other than the Bucksbaum Family or any Stockholder becoming the beneficial owner of (x) more than 25% of the GG Stock (assuming the Bucksbaum Family has converted all of their operating partnership units in GGP into GG Stock) and (y) more than 110% of the GG Stock beneficially owned by the Bucksbaum Family (assuming the Bucksbaum Family has converted all of their operating partnership units in GGP into GG Stock); (ii) the sale or transfer (other than by way of merger or any other transaction in which GG Properties' stockholders receive interests in a successor entity) of all or substantially all of GG Properties' interests in its properties in a single transaction or a series of related transactions; (iii) the merger of GGP or GG Properties and another Person and, within eighteen (18) months after such merger, a majority of the Persons who were officers (holding a position of executive vice president or higher or having the responsibilities of any such positions) of GG Properties 90 days prior to such merger are no longer employed by GG Properties or the survivor in the merger (for reasons other than death or disability) in the same or a senior position, or with the same or more senior responsibilities, as prior to the merger; (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of GG Properties (together with any new directors whose election or nomination for election was approved by a vote of a majority of the directors (or by a nominating committee of the board of directors) then still in office, who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of GG Properties or its successor by merger or otherwise then in office or (v) the taking of any action, including the filing of a petition, with respect to (x) an assignment for the benefit of creditors of GGP or GG Properties, (y) the bankruptcy, insolvency, reorganization, dissolution or any similar occurrence of GGP or GG Properties or (z) a liquidation or any other occurrence that might result in the termination of GGP or GG Properties (other than in connection with a merger or other transaction in which GG Properties' stockholders receive interests in a successor entity) which action, if taken by someone other than GGP or GG Properties has not been discharged within sixty (60) days. For purposes of this Section 1.16, the term "Bucksbaum Family" shall mean Matthew Bucksbaum, his spouse, children, descendants and trusts for the benefit of any of them and the spouse, children, descendants and estate of Martin Bucksbaum and any trusts for the benefit of any of them.

          1.18. "Class A Directors" shall have the meaning set forth in Section 3.2(a).

          1.19. "Class A Group" shall have the meaning set forth in Section 8.1(a).

          1.20. "Class A Minimum Investment" shall have the meaning set forth in
Section 6.4(a).

          1.21. "Class A Stockholders" shall mean the holders of Class A Common Stock.

          1.22. "Class B Directors" shall have the meaning set forth in Section 3.2(a).

          1.23. "Class B Group" shall have the meaning set forth in Section 8.1(a).

          1.24. "Class B Minimum Investment" shall have the meaning set forth in
Section 6.4(b).

          1.25. "Class B Stockholders" shall mean the holders of Class B Common Stock.

          1.26. "Class C Stockholders" shall mean the holders of Class C Common Stock.

          1.27. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law.

          1.28. "Company Assets" shall mean all right, title and interest of the Company or any of its Subsidiaries in and to all or any portion of the assets of the Company and such Subsidiaries and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

          1.29. "Company FFO" as defined on Exhibit A hereto.

          1.30. "Cure Notice" shall have the meaning set forth in Section
3.6(e).

          1.31. "Defaulting Stockholder" shall have the meaning set forth in
Section 7.4.

          1.32. "Development Manager" shall mean GGP, General Growth Management, Inc., a Delaware corporation, or another Affiliate of GGP designated by GGP to act as the development manager for the Company or one or more of its Subsidiaries pursuant to Section 3.6(b).

          1.33. "Dissolution Commencement Notice" shall have the meaning set forth in Section 8.1(a).

          1.34. "Dissolution Purchase Price" shall have the meaning set forth in
Section 8.1(c).

          1.35. "Dissolution Trigger Date" shall mean the earlier of (i) the date on which a Change of Control has occurred and (ii) the date that is four years after the Homart Closing Date.

          1.36. "Dissolution Value of the Company" shall have the meaning set forth in Section 8.1(c).

          1.37. "Dissolution Value of a Property" shall have the meaning set forth in Section 8.1(f).

          1.38. "Distributee" shall have the meaning set forth in Section
8.1(f).

          1.39. "Electing Class" shall have the meaning set forth in Section 3.2(b).

          1.40. "ERISA" shall have the meaning set forth in Section 4.4(b).

          1.41. "Exchange Amount" shall have the meaning set forth in Section 5.1(b).

          1.42. "Exchange Amount Payment Notice" shall have the meaning set forth in Section 5.2.

          1.43. "Exchange Election Notice" shall have the meaning set forth in
Section 5.1(a).

          1.44. "Exchange Trigger Date" shall mean the earlier to occur of (i) the date that is, two years after the Homart Closing Date, (ii) the date on which an Organic Change occurs and (iii) the date on which all of the Stockholders Aggregate Subscriptions were required to have been fully paid to the Company pursuant to Sections 2.1, 7.1 and 7.2.

          1.45. "Exchanging Stockholder" shall have the meaning set forth in
Section 5.1(a)

          1.46. "Existing Lender Arrangements" shall have the meaning set forth in Section 2.3(h).

          1.47. "Expenses" for a given period of time shall mean a sum equal to the aggregate of expenses, charges and costs actually paid or required to be paid during such period of time in connection with the business of the Company or the properties owned by the Company or any wholly-owned Subsidiary of the Company including, without limitation:

                    (a) expenses, costs, fees and charges in connection with the ownership, operation, management or leasing of the Company's properties, including without limitation, all fees and reimbursement amounts payable pursuant to Section 3.6(b);

                    (b) expenses, costs and charges in connection with the
               repair, maintenance, replacement, alteration or addition or capital improvement to any property owned by the Company or a wholly-owned Subsidiary, including any casualty or condemnation losses to the extent that such losses are not reimbursed during such period by any third party responsible therefor or through insurance maintained by the Company;

                    (c) all payments of scheduled amortization of principal,
               interest, points or fees on, or hedging costs associated with, the mortgage loans or other loans to the Company or its wholly-owned Subsidiaries, including upon any refinancing thereof;

                    (d) all sales, payroll, real estate, personal property,
               occupancy and other excise, income, franchise, property, privilege or similar taxes and assessments imposed upon the Company, any wholly-owned Subsidiary, or any of their properties;

                    (e) utility costs and deposits and other costs and deposits required to obtain or lease any service or equipment relating to the Company, any property owned by the Company or a wholly-owned Subsidiary;

                    (f) leasing commissions and expenditures required to be made in connection with any lease covering space in or at any property owned by the Company or a wholly-owned Subsidiary, including tenant improvements, tenant allowances and payments, costs incurred in connection with the Company's assuming a tenant's lease obligations with respect to other real property and costs incurred in connection with the Company's exercise of a right to "take-back" space in a property owned by the Company or a wholly-owned Subsidiary;

                    (g) the Reserve Amount;

                    (h) the fees and expenses of investment bankers, attorneys, accountants, architects, engineers, appraisers and other professionals retained by or on behalf of the Company in accordance with the terms hereof (other than such fees and expenses that are referred to in Section 4.5(b));

                    (i) any liabilities for which the Special Reserve has been established unless paid from the Special Reserve; and

                    (j) all other costs and expenses of the Company incurred in accordance with this Agreement or as determined by the Board.

                    Notwithstanding the foregoing, there shall, however, be excluded from Expenses:

                    (1) all non-cash items such as depreciation and amortization;

                    (2) amounts distributed as dividends pursuant to this Agreement;

                    (3) all payments and expenses taken into account in determining Net Disposition Proceeds;

                    (4) any expense, cost or charge enumerated in clauses (a) through (j) above incurred in connection with any of the Properties Currently Under Development or the Planned Expansion or Renovation Programs which are included within the budgets therefor prior to completion of such properties, expansions or renovations; and

                    (5) any expense, cost or charge enumerated in clauses (a) through (j) above (other than clause (g)) to the extent such expense, cost or charge was paid from Cash Reserves.

          1.48. "Commitment" shall have the meaning set forth in Section 2.3(g).

          1.49. "FTC" shall have the meaning set forth in Section 5.5(a).

          1.50. "Funded Subscription" shall mean, with respect to any Stockholder as of any date, such Stockholder's Initial Subscription plus all Additional Subscription Payments which have actually been paid to the Company on or before such date pursuant to Section 7.1 or 7.2(b).

          1.51. "Funding Notice" shall have the meaning set forth in Section 7.2(b).

          1.52. "GCL" shall mean the Delaware General Corporation Law, as amended from time to time.

          1.53. "General Growth Chairman" shall have the meaning set forth in
Section 3.7(a).

          1.54. "General Growth FFO" as defined on Exhibit B hereto.

          1.55. "General Growth Officers" shall have the meaning set forth in
Section 3.6(a).

          1.56. "General Growth Share Closing Price" on any date shall mean, with respect to the GG Stock, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the GG Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the GG Stock is listed or admitted to trading or, if the GG Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the GG Stock' is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the GG Stock as such person is selected from time to time by the Board of Directors of GG Properties.

          1.57. "GG Stock" shall mean the common stock, par value $.10 per share, of GG Properties.

          1.58. "Homart Assets" shall mean the real estate and other assets acquired either directly, or indirectly through the investment in and purchase of the Stock, and the other assets purchased pursuant to the Homart Stock Purchase Agreement.

          1.59. "Homart Closing Date" shall have the meaning assigned to the term "Closing Date" in the Stock Purchase Agreement.

          1.60. "Homart Stock Purchase Agreement" shall mean, collectively, the Amended and Restated Stock Purchase Agreement, dated as of October 16, 1995 (the "Stock Purchase Agreement"), between Sears, Roebuck and Co., Homart Development Co., Homart Newco One, Inc. and the Company; the Real Estate Purchase Agreement dated as of July 31, 1995, as amended as of October 16, 1995, by and among the Company, Homart Development Co. and Sears, Roebuck and Co.; and all of the related documents entered into in connection with such agreements in each case as subsequently amended or supplemented through the date hereof.

          1.61. "HSR" shall have the meaning set forth in Section 5.5(a).

          1.62. "Initial Subscription" shall have the meaning set forth in
Section 2.1.

          1.63. "Investment Company Act" shall mean the Investment Company Act of 1940, as the same may be amended from time to time.

          1.64. "IRS" shall mean the Internal Revenue Service.

          1.65. "Management Transfer Agreement" shall have the meaning set forth in Section 2.3(e).

          1.66. "Material Adverse Change" shall have the meaning set forth in
Section 8.1(d).

          1.67. "Measurement Period" shall have the meaning set forth in Section
5.1 (a).

          1.68. "Natick Mall Agreement" shall have the meaning set forth in
Section 2.3(d).

          1.69. "Net Disposition Proceeds" shall mean proceeds from any event that would be deemed a capital transaction in accordance with generally accepted accounting principles consistently applied, including without limitation, sales of real or personal property, condemnations and conveyances in lieu thereof, damage recoveries, receipts of insurance proceeds (other than rent insurance proceeds), or borrowings, net of (i) the expenses or capital expenditures of the Company and its wholly owned Subsidiaries associated with such transaction (including the portion of any insurance proceeds or condemnation award applied to the restoration of the affected property, and payment or reservation for payment for the discharge of any liability arising pursuant to such transaction), (ii) amounts required (in the Board's discretion or, if contemplated in an approved Annual Business Plan, as set forth in such Annual Business Plan) to establish reserves and to pay current or potential expenses and liabilities of the Company or its Subsidiaries, (iii) amounts used or reserved (in the Board's discretion or, if contemplated in an approved Annual Business Plan, as set forth in such Annual Business Plan) to repay indebtedness of the Company or its Subsidiaries and (iv) amounts used or reserved (in the Board's discretion or, if contemplated in an approved Annual Business Plan, as set forth in such Annual Business Plan) to fund the estimated equity requirements for the Properties Currently Under Development and for any expansions or renovations of the Company Assets; provided that Net Disposition Proceeds shall include proceeds from the sale, refinancing or other disposition of a Company Asset held by a Subsidiary that is not wholly owned by the Company only to the extent distributed to the Company by such Subsidiary.

          1.70. "Net Taxable Income" for any taxable year shall mean either (a), the Company's "real estate investment trust taxable income" as defined in
Section 857(b)(2) of the Code for such year, or (b) the Company's real estate investment trust taxable income (as determined by excluding net capital gain and computing the deduction for dividends paid without regard to capital gains dividends) and the excess of the Company's net capital gains over the deduction for dividends paid determined with reference to capital gains dividends only (all as defined in Section 857(b)(3) of the Code) for such year, whichever would produce a lower amount of federal income tax.

          1.71. "Non-Defaulting Stockholder" shall have the meaning set forth in
Section 7.4.

          1.72. "Non-Funding Stockholder" shall have the meaning set forth in
Section 2.5(c).

          1.73. "Offer" shall have the meaning set forth in Section 8.1(c).

          1.74. "Offer Effective Date" shall have the meaning set forth in
Section 8.1(c).

          1.75. "Operating Cash Flow" for any given period of time means the excess, if any, of (i) the Receipts for such period of time minus (ii) the Expenses for such period of time.

          1.76. "Organic Change" shall have the meaning set forth in Section
5.7.

          1.77. "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

          1.78. "Plan Asset Regulations" shall have the meaning set forth in
Section 4.4(b).

          1.79. "Planned Expansion or Renovation Programs" shall mean the expansion or renovation programs for certain of the Company's Assets as more particularly described on Schedule II hereto.

          1.80. "Properties Currently Under Development" shall mean those certain Company Assets listed on Schedule III hereto.

          1.81. "Property Manager" shall mean GGP, General Growth Management, Inc., a Delaware corporation, or another Affiliate of GGP designated by GGP to act as the property manager for the Company or one or more of the Subsidiaries pursuant to Section.3.6(b).

          1.82. "Proportionate Share" shall mean, with respect to any Stockholder or any number of shares of Common Stock being exchanged pursuant to
Section 5.1(a), a fraction, the numerator of which is the total number of shares of Common Stock owned by such Stockholder or being so exchanged, as the case may be, and the denominator of which is the total number of shares of Common Stock owned by all of the Stockholders.

          1.83. "Receipts" shall mean for any given period of time, a sum equal to the aggregate of all cash amounts actually received by or unconditionally made available to the Company or the Company's wholly-owned Subsidiaries from or in respect of all sources, including without limitation:

                    (a) all cash actually received by the Company from
               Subsidiaries that are not wholly-owned by the Company;

                    (b) all rents, percentage rent, rent settlements, expense
               reimbursements and other charges received from tenants and other occupants of the Company's properties;

                    (c) proceeds of rent insurance and business interruption
               insurance;

                    (d) all utility or other deposits returned to the Company;

                    (e) interest, if any, earned on tenant's security deposits or escrows to the extent unconditionally retained and security deposits to the extent applied pursuant to the provisions of the applicable leases;

                    (f) the amount of any net reduction of Cash Reserves, other than to pay Expenses;

                    (g) any Special Reserve amounts used to pay Expenses; and

                    (h) any income items (as defined in accordance with GAAP)
               received by the Company from any other source and not included in
               (a) through (g) above.

               Notwithstanding the foregoing, Receipts shall not include (1) any amounts received by the Company on account of the issuance or sale of any securities, including without limitation the Stockholders' Aggregate Subscription, (2) any tenant's security deposit and interest thereon, if any, as long as the Company has a contingent legal obligation to return that deposit or such interest thereon, (3) any amounts included in the calculation of Net Disposition Proceeds, (4) any amounts received by the Company in connection with any of the Properties Currently Under Development or the Planned Expansion or Renovation Programs prior to completion of such properties, expansions or renovations and (5) any Special Reserve amounts other than those referred to in
(g) above.

          1.84. "Relevant Trade Area" shall have the meaning set forth in
Section 4.6(a).

          1.85. "Reserve Amount" shall mean for any given period of time an amount or amounts to be held from Receipts after payment of Expenses (other than the Reserve Amount) as part of the Cash Reserves and which shall be used for the payment of capital improvements for the properties of the Company and its wholly-owned Subsidiaries (such as major repairs or replacements to the roofs or parking lots) or such other items as may be determined from time to time by the Board. Special Reserve amounts shall not be treated as Reserve Amounts.

          1.86. "Response Notice" shall have the meaning set forth in Section 8.1(d).

          1.87. "Rules" shall have the meaning set forth in Section 5.5(a).

          1.88. "Serial Transferee" shall have the meaning set forth in Section 6.4(b).

          1.89. "Serial Transferor" shall have the meaning set forth in Section 6.4(b).

          1.90. "Significant Company Assets" shall mean those Company Assets specified on Exhibit C, and such other Company Assets as the Board may designate as such from time to time.

          1.91. "Special Reserve" shall have the meaning set forth in Section 4.5(d).

          1.92. "Sublease" shall have the meaning set forth in Section 2.3(1).

          1.93. "Subsidiaries" shall mean, from and after the Homart Closing Date, Homart Newco One, Inc., and any successor thereto and any other direct or indirect corporate, partnership or other subsidiary of the Company whether or not wholly owned by the Company and a "Subsidiary" shall mean any one of them.

          1.94. "Ten Day Average General Growth Share Closing Price" shall mean the average of the General Growth Share Closing Prices for each of the ten Trading Days immediately preceding (i) for purposes of Article V, the date of any Exchange Election Notice delivered by a Stockholder pursuant to Section 5.1 hereof or (ii) for purposes of Section 4.7(c), the last day of the period of any report delivered to a Stockholder pursuant to such Section.

          1.95. "33 Act" shall mean the Securities Act of 1933, as amended from time to time.

          1.96. "Trading Day" shall mean a day on which the principal national securities exchange on which the GG Stock is listed or admitted to trading is open for the transaction of business or, if the GG Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          1.97. "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law (other than by way of a merger or consolidation of the Company) or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, any Common Stock.

          1.98. "Transferee" shall have the meaning set forth in Section 6.1.

          For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (b) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation"; and

          (c) any capitalized term used in any Schedule to this Agreement but not defined in such Schedule shall have the meaning assigned to such term in this Agreement or in another Schedule to this Agreement.

                                   ARTICLE II.

                         ACQUISITION OF SHARES; CLOSING

          2.1. Issuance and Acquisition of Shares. Subject to the terms and conditions set forth herein, at the Closing, the Company shall sell to each of the Stockholders, and each of the Stockholders shall acquire from the Company, the number and class of shares of Common Stock set forth opposite such Stockholder's name on Schedule I hereto at a purchase price of $25,000 per share and no other shares of capital stock of the Company shall be outstanding as of such date. The aggregate purchase price to be paid by each of the Stockholders at the Closing pursuant to this Section 2.1 is set forth opposite such Stockholder's name on such Schedule I and is referred to herein as such Stockholder's "Initial Subscription." GGP shall receive a credit against the purchase price for its Initial Subscription equal to the amount of the earnest money deposit (plus interest accrued thereon) applied to the payment of the purchase price under the Homart Stock Purchase Agreement.

          2.2. Closing. The closing of the purchase and sale of the Common Stock to be issued by the Company pursuant to Section 2.1 hereof (the "Closing") shall take place on a date to be designated in writing to the Stockholders by GGP, which date shall be no earlier than three (3) business days prior to the scheduled Homart Closing Date (the "Closing Date"). The Closing shall take place at the offices of Sullivan & Cromwell, 250 Park Avenue, New York, New York, or at such other place or places as the parties hereto may agree in writing. At the Closing, the Company shall deliver to each Stockholder certificates evidencing the number and class of shares of Common Stock to be issued to such Stockholder, all registered in the name of such Stockholder, against payment to the Company by wire transfer of immediately available federal (same day) funds in the amount of the Initial Subscription set forth opposite such Stockholder's name on
Schedule I hereto. The Stockholders hereby agree that the funds paid to the Company pursuant to this Section 2.1 shall be invested by the Company in an interest bearing account at Chemical Bank in New York City until the Homart Closing Date, at which time such funds shall be used in the manner contemplated by this Agreement.

          2.3. Conditions to Stockholders' Obligations. The obligation of each Stockholder to acquire the shares of Common Stock to be acquired by it as set forth herein at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions:

               (a) The Certificate of Incorporation and By-laws of the Company in effect on the Closing Date shall be in the form of Exhibits D and E, hereto, respectively.

               (b) The Homart Stock Purchase Agreement shall be in full force and effect, shall not have been amended or modified in any material respect without the prior written consent of the Class B Stockholder (which consent shall not be unreasonably withheld), and no unwithdrawn notice of any breach (anticipatory or otherwise) thereunder shall have been given by any party to another party thereunder.

               (c) The conditions precedent to the closing of the transactions contemplated by the Homart Stock Purchase Agreement shall have been fulfilled or waived, or shall be reasonably likely to be fulfilled or waived, so that the Homart Closing Date shall be reasonably likely to occur within three (3) business days of the Closing Date, and, if any material condition precedent to the Company's obligations under the Homart Stock Purchase Agreement shall have been waived, the Class B Stockholder shall have consented in writing to such waiver, which consent shall not be unreasonably withheld.

               (d) GGP shall have entered into a definitive agreement with the Company with respect to the Natick Mall, substantially in the form of Exhibit F hereto (the "Natick Mall Agreement").

               (e) The Property Manager shall have entered into a definitive agreement with the Company with respect to the acquisition by the Property Manager upon the Homart Closing Date of certain employees and management related assets and operations, substantially in the form of Exhibit G hereto (the "Management Transfer Agreement").

               (f) The Company shall have obtained a commitment from Wells Fargo Bank for a first mortgage credit facility in an amount not less than $170 million, such credit facility to be secured by the properties listed on
     Schedule IV hereto and scheduled to close on the Homart Closing Date, on terms and conditions reasonably satisfactory to the Class B Stockholder (the "Wells Fargo Financing Commitment").

               (g) The Company shall have obtained commitments from certain lenders listed on Schedule V hereto to expand their existing loan facilities that are secured by certain properties listed on Schedule V to amounts no less than the amounts set forth on Schedule V for such lender and corresponding property, and scheduled to close on the Homart Closing Date, on terms and conditions reasonably satisfactory to the Class B Stockholder (the "Loan Expansion Commitments", and together with the Wells Fargo Financing Commitment, the "Financing Commitment").

               (h) The Company shall have obtained written consents from lenders that have outstanding loans secured by certain of the properties to the transactions contemplated in the Homart Stock Purchase Agreement on terms and conditions reasonably satisfactory to the Class B Stockholder (the "Existing Lender Arrangements"), or such consents shall not be required, from the lenders under existing indebtedness encumbering the properties identified on Schedule VI.

               (i) The Company's representations and warranties contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date and the Company shall have complied with all of its covenants and agreements to be performed by the Company on or before the Closing Date.

               (j) Each Stockholder shall have funded its Initial Subscription hereunder unless either (1) GGP shall have funded any shortfall or (2) replacement funds shall have been obtained on terms and conditions reasonably acceptable to each Stockholder that is not in breach of its obligation to fund its Initial Subscription.

               (k) The Company shall have prepared, and NYSCRF shall have approved, an operating and capital budget for fiscal year 1996.

               (l) The Company and GGP Management, Inc. shall have entered into a Sublease Agreement (the "Sublease"), substantially in the form of Exhibit H hereto.

               (m) Each Stockholder shall have received a certificate signed on behalf of GGP by the chief executive officer of the general partner in GGP to the effect that (1) all of the conditions set forth in this Section 2.3 (other than those set forth in clauses (f), (g) and (h) have been satisfied, (2) the Homart Closing Date is reasonably likely to occur within three (3) business days of the Closing and (3) the conditions set forth in Sections 2.3 (f), (g) and (h) will be satisfied on or prior to the Homart Closing Date.

               (n) Each Stockholder shall have received an opinion of counsel to the Company with respect to the incorporation and good standing of the Company and the authorization and issuance of the Common Stock being delivered on the Closing Date.

          2.4. Merger of Homart Newco One, Inc. into the Company: Issuance of Preferred Stock. (a) The Stockholders hereby acknowledge and agree that promptly following the Homart Closing Date, the Company will cause Homart Newco One, Inc. to be merged into the Company.

          (b) The Stockholders also hereby acknowledge and agree that promptly after the Homart Closing Date the Company will issue up to one hundred twenty
(120) shares of its preferred stock in the manner and having such terms as shall be determined by the Board.

          2.5. Termination. (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time before the Closing:

                    (i) by the mutual written consent of GGP and NYSCRF; or

                    (ii) by GGP or NYSCRF if the Closing shall not have occurred on or before January 31, 1996.

          (b) In the event of termination pursuant to this Section 2.5, this Agreement shall become null and void and of no further force or effect, with no liability on the part of any party hereto, or their directors, officers, agents, representatives or stockholders, except for the liability of a party for breach of this Agreement and except as provided in clause (c) below.

          (c) If this Agreement shall be terminated pursuant to Section 2.5(a)(ii) because (1) the condition set forth in Section 2.3 (j) has not been satisfied due to the breach by any Stockholder (a "Non-Funding Stockholder") of its obligation to fund its Initial Subscription pursuant to Section 2.1 or (2) the conditions set forth in Sections 2.3(d), (e), (i) and (1) have not been satisfied due to the failure by GGP or its Affiliate to satisfy such conditions, then, in addition to any other remedy available at law or in equity, (A) in the case of clause (1) above, any Non-Funding Stockholder shall not, and each Non-Funding Stockholder agrees not to, and (B) in the case of clause (2) above, neither GGP nor any of its Affiliates shall, and each of GGP and its Affiliates agree not to, acquire, directly or indirectly, all or any portion of the Homart Assets for a period of eighteen (18) months following the date this Agreement is so terminated. Nothing in the foregoing shall be deemed to preclude or limit any other Stockholder, other than a Non-Funding Stockholder, in the case of clause
(1), or GGP and its Affiliates, in the case of clause (2), from acquiring all or any portion of the Homart Assets if this Agreement shall be terminated as described in the preceding sentence.

                                  ARTICLE III.

                         GOVERNANCE; BOARD OF DIRECTORS

          3.1. Action by Stockholders to Effectuate this Agreement. Each Stockholder agrees to take all actions necessary to carry out and effectuate the provisions of this Agreement, including to vote its shares of Common Stock (to the extent it has voting rights) in a manner consistent with this Agreement and to cause any director elected by it (if it has the right to elect directors) to take such actions as are required to be taken by this Agreement.

          3.2. Classes of Common Stock: Number of Directors: Voting Rights.

          (a) The Stockholders hereby acknowledge and agree that, except as otherwise provided herein, (i) the Company shall have three classes of Common
Stock: Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) the shares of Class A Common Stock and Class B Common Stock shall have voting rights and shall each be voted as a separate class, with each share of Common Stock entitled to one vote per share and all resolutions of the Class to be adopted by a vote of a majority of the shares of the Class voted, (iii) the shares of Class C Common Stock shall have no voting rights except as may be set forth in this Agreement and except as may be required under the GCL notwithstanding a provision to the contrary in this Agreement or the Company's Certificate of Incorporation, any such voting rights to be exercised as a separate class, with each share of Class C Common Stock entitled to one vote per share, (iv) the Board of Directors of the Company shall consist of six directors, (v) the shares of Class A Common Stock shall have the right to elect three directors to the Board (the "Class A Directors"), with such directors to be elected by a majority of the shares voted, and (vi) the shares of Class B Common Stock shall have the right to elect three directors to the Board (the "Class B Directors"), with such directors to be elected by a majority of the shares voted; provided, however, that if any holder of Class A Common Stock or Class B Common Stock shall be a Defaulting Stockholder, all of the shares of such Class, whether or not held by the Defaulting Stockholder, shall automatically become shares of Class C Common Stock. The Stockholders agree that, so long as both Class A Common Stock and Class B Common Stock is outstanding, the Class A Directors shall have the right and authority to designate all of the officers and directors of the Subsidiaries, subject to the approval of the Class B Directors, which approval shall not be unreasonably withheld.

          (b) If at any time shares of either Class A Common Stock or Class B Common Stock (but not both) shall be outstanding, then (i) the Board of Directors shall consist of seven directors, at least a majority of which shall be comprised of Persons independent of the holder or holders of the Electing Class; (ii) the remaining class of Common Stock entitled to vote for directors (the "Electing Class") shall be entitled to elect six of the directors of the Company with such directors to be elected by a majority of the shares of the Electing Class; and (iii) the holders of Class C Common Stock shall be entitled to elect one director with such director to be elected by a majority of the outstanding shares of Class C Common Stock voting for this purpose as a Class, with each share of Class C Common Stock entitled to one vote per share. For purposes of this Agreement, (1) if the Class A Common Stock is the Electing Class, a Person shall be deemed to be independent if such Person is not an Affiliate or employee of GG Properties, GGP or any of their successors or any of their Affiliates, provided, however, that no director shall be deemed not to qualify as independent solely because such director is a director of GG Properties, (2) if the Class B Common Stock is the Electing Class, a Person shall be deemed to be independent if such Person is not an Affiliate or employee of any holder of Class B Common Stock or any of its Affiliates, (3) so long as there is an Electing Class, a director elected by the holders of Class C Common Stock shall be deemed an independent director and (4) if there is no Electing Class, a Person shall be deemed to be independent if such Person is not an Affiliate or employee of any holder of Class C Common Stock or any of its Affiliates.

          (c) If at any time the shares of neither Class A Common Stock nor Class B Common Stock shall be outstanding, then (i) the Board of Directors shall consist of seven directors, at least a majority of which shall be comprised of Persons independent of the holder or holders of the Class C Common Stock and
(ii) the shares of Class C Common Stock shall be entitled to equal voting rights and powers and shall be voted together as a single class with respect to all matters on which stockholders may be entitled to vote (including the election of directors), with each share of Class C Common Stock entitled to one vote per share.

          (d) Directors on the Board shall not receive compensation unless such directors are independent directors elected pursuant to clause (b) or (c) above in which case such independent directors may be paid reasonable and customary compensation as determined by the Board. Directors shall be entitled to indemnification from the Company as provided in the Company's Certificate of Incorporation and By-laws.

          3.3. Initial Directors. To carry out the provisions of Section 3.2, simultaneously with, or immediately following the Closing, GGP, as the sole Class A Stockholder, and NYSCRF, as the sole Class B Stockholder, hereby elects the following designated persons as Class A Directors and Class B Directors, respectively, to serve until the first annual meeting of the Stockholders and until each such director's successor has been elected and qualified to be effective as of the Closing Date.

     Class A Directors   Matthew Bucksbaum
                         Robert A. Michaels
                         John Bucksbaum

     Class B Directors   Alan C. Sullivan
                         Martin S. Levine
                         Frank L. Sullivan, Jr.

          3.4. Subsequent Election of Directors. (a) Except as otherwise provided herein, meetings of any class of stockholders entitled to vote for the election of directors' may be convened for the purpose of electing the directors of such class, or for the removal or replacement of such directors, or such election, removal or replacement may be accomplished by written consent of stockholders of the class in lieu of a meeting or otherwise.

          (b) Any Class A Director shall also be a director or an executive officer of GG Properties holding the office of executive vice president or higher.

          3.5. Removal and Replacement of Directors. The Stockholders agree that, except as otherwise provided herein, no director may be removed from office except by a vote of the shares of the class of Common Stock which elected such director. The Stockholders also agree that the shares of the class of Common Stock which elected such director shall have the exclusive right, with or without cause, to vote for the removal of such director from the Board and to nominate and elect a replacement director therefor.

          3.6. Officers; Management; Dissolution in the Event of Cause. (a) Subject to the last sentence of Section

3.2(a), the officers of the Company and the Subsidiaries shall consist of the Persons designated by the Board, and such Persons shall serve in the offices designated by the Board until their respective successors are duly appointed by the Board. Provided both Class A Common Stock and Class B Common Stock is outstanding, the Class A Stockholders and the Class B Stockholders agree to cause the Class A Directors and Class B Directors, if any, to designate the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of GG Properties to serve ex officio as the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of the Company and of the Subsidiaries (the "General Growth Officers"). So long as the General Growth Officers are officers of the Company, the Class A Stockholders and the Class B Stockholders agree to cause the Class A Directors and Class B Directors to designate certain persons identified by any of the General Growth Officers as vice presidents, assistant treasurers or assistant secretaries of the Company and/or its Subsidiaries.

          (b) The officers of the Company or of any Subsidiary shall be authorized to manage the business and affairs of the Company and its Subsidiaries subject to the direction and supervision of the Board. The General Growth Officers, so long as they shall serve as the management of the Company, shall manage the Company and each of the properties owned by the Company and its Subsidiaries in a manner substantially consistent with their management of GGP and GG Properties. Without in any way limiting the generality of the foregoing, the officers of the Company shall manage the day to day operations of the Company's properties and those of its Subsidiaries in accordance with the policies and other matters set forth on Schedule VII. All costs and expenses incurred in connection with the management of the Company and the ownership, operation, management and development of the Company's properties and those of its Subsidiaries shall be paid by the Company, or if paid by GGP or any of its Affiliates, the Company shall reimburse GGP or its Affiliate therefor; provided, however, that for so long as the General Growth Officers are the officers of the Company, the costs and expenses listed on Schedule IX hereto shall be paid by GGP or its Affiliates and shall not be charged to the Company or paid from Company assets. So long as the General Growth Officers are the officers of the Company, the Company shall pay to GGP or its Affiliates (as provided below) the fees and reimbursable amounts in the amounts and in the manner set forth on
Schedule X. Unless otherwise approved by the Board, and except as may otherwise be provided in this Agreement, no other fee or compensation shall be paid by the Company to GGP, GG Properties or any of their Affiliates in connection with the management of the Company, its properties and the properties of its Subsidiaries. So long as the General Growth Officers are the officers of the Company, the General Growth Officers shall be authorized to enter into one or more agreements with GGP and any of its Affiliates to delegate all or any portion of the managerial responsibilities of the General Growth Officers to such entities; provided that, (i) the General Growth Officers shall not be relieved of their obligation to manage the Company or any other obligation or responsibility under this Agreement by reason of such delegation, (ii) the Company shall not incur any additional cost by reason of such delegation and (iii) GGP and any such Affiliate shall be obligated to carry out their delegated managerial responsibilities in accordance with the policies set forth on Schedule VII to the extent applicable. Any such agreement entered into by the Company and GGP or any of its Affiliates may provide that all or any portion of the fees and reimbursable amounts set forth on Schedule X be paid to an Affiliate of GGP, rather than to GGP, and may contain customary indemnities from the Company to GGP and such Affiliate against claims, losses, liabilities, costs and expenses arising out of the operation or management of the Company's properties, other than such claims, losses, liabilities, costs and expenses caused by the gross negligence or wilful misconduct of GGP or such Affiliate. Any such agreement shall be terminable by the Company immediately following the General Growth Officers ceasing to serve as the Company's management or otherwise as required to effectuate the terms of this Agreement. Unless otherwise approved by the Board, the Company and its wholly-owned Subsidiaries shall not have any employees.

          (c) The Class B Directors shall have the right, in their sole discretion, to cause the Company to distribute certain of the Company's properties to the Distributee in the manner described in Section 8.1(f) in the event that Cause exists. If the Class B Directors elect to so cause the Company to distribute certain of its properties, (i) the Class B Stockholders shall be considered the Offeror and the Class A and Class C Stockholders shall be considered the Offeree for purposes of Section 8.1(f), (ii) the first distribution of properties shall occur as soon as practicable in the tax year in which the election is made and (iii) notwithstanding anything to the contrary in
Section 8.1(f), the Offeror shall have the right to select the first property.

          (d) For purposes of this Agreement, "Cause" shall mean, (i) the failure of the General Growth Officers to submit an Annual Business Plan to the Board as provided in Section 3.10(c) hereof, (ii) the failure of the General Growth Officers to obtain prior Board approval (as part of an approved Annual Business Plan or otherwise) for any of the matters enumerated in Section 3.10(d), (iii) the General Growth Officers taking or causing the Company to take any action materially in contravention of an approved Annual Business Plan, (iv) a wilful and material violation by GGP or GG Properties of the provisions of
Section 4.6 hereof or (v) the engaging by any General Growth Officer, GGP, GG Properties, the Property Manager, if any, or the Development Manager, if any, in wilful misconduct, including, without limitation, fraud, embezzlement or theft, which is demonstrably and materially injurious to the Company; provided that Cause shall not be deemed to exist until the procedures set forth in Section 3.6(e) have been complied with.

          (e) If the Class B Stockholders or Class B Directors believe that an event giving rise to Cause has occurred, the Class B Stockholders or Class B Directors shall deliver a notice (the "Cause Notice") to the General Growth Officers setting forth with particularity the event giving rise to Cause and the applicable clause of Section 3.6(d). If the event giving rise to Cause is one enumerated in Section 3.6(d)(i), (ii) or (iii), the General Growth Officers shall have fifteen (15) days from the date of the delivery of such notice to cure the action or failure to act (or if such action or failure to act, or consequence of such action or failure to act, is curable but is of such a nature that it cannot be cured within such fifteen (15) day period, the General Growth Officers shall commence such cure and proceed diligently to complete the curing thereof as promptly as practicable). The General Growth Officers shall promptly, and, in any event, by the end of the fifteen (15) day cure period, notify (the "Cure Notice") the Class B Stockholders and the Class B Directors that either
(i) the event giving rise to Cause has been cured and specifying the actions taken with respect thereof or (ii) the event giving rise to Cause is curable but cannot be cured within fifteen (15) days and specifying the actions that have been taken and will be taken in respect thereof. Unless the Class B Stockholders or Class B Directors reasonably object in writing to the Cure Notice within ten
(10) days of delivery thereof, the event giving rise to Cause shall be deemed to be cured. If GGP wishes to contest the existence of Cause, the General Growth Officers shall within ten (10) days of receipt of the Cause Notice, or, if the Class B Stockholders or Class B Directors have reasonably objected to the Cure

Notice, the Class B Stockholders or Class B Directors shall within ten (10) days of receipt of the Cure Notice, submit the existence of Cause to arbitration pursuant to Section 11.5 hereof. If the question of Cause has been submitted to arbitration, Cause shall not be deemed to have occurred unless and until the arbitrators have reached a final decision that Cause exists. If the General Growth Officers neither submit the question of Cause to arbitration nor deliver a Cure Notice within the fifteen (15) day period following the date of the delivery of the Cause Notice, then Cause shall be deemed to exist on the day immediately following such fifteen (15) day period. During any arbitration proceeding, the General Growth Officers shall use all diligent and good faith efforts to act or cease from acting in the manner that is the subject of the dispute. Arbitration costs shall be charged to the losing party.

          3.7. Chairman of the Board. So long as the General Growth Officers are officers of the Company, and provided both Class A Common Stock and Class B Common Stock is outstanding or the holders of the Class A Common Stock are the Electing Class, the Class A Stockholders and the Class B Stockholders agree to cause the Class A Directors and Class B Directors to designate as the Chairman of the Board of Directors of the Company and the Subsidiaries the director elected by the Class A Common Stock who holds the most senior position at GG Properties (the "General Growth Chairman").

          3.8. Committees. (a) The Board shall have the power to create committees, including an executive committee and an audit committee, and to delegate to such committees such powers and authority as the Board may determine and as may then be permitted by the Company's Certificate of Incorporation and By-Laws and the GCL; provided, however, that so long as the Board is comprised of both Class A Directors and Class B Directors, any committee established by the Board shall have at least one member designated by the Class A Directors and at least one member designated by the Class B Directors unless the Board determines otherwise.

          (b) The Class A Directors shall be exclusively entitled to designate, remove and replace the Class A committee members and the Class B Directors shall be exclusively entitled to designate, remove and replace the Class B committee members.

          3.9. Certificate of Incorporation; By-Laws. Each Stockholder shall vote all Common Stock over which it may have voting power and shall take all other actions necessary and appropriate to ensure that the Company's Certificate of

Incorporation and By-Laws do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to the Company's Certificate of Incorporation or By-Laws which would be inconsistent with this Agreement.

          3.10. Actions by Directors. (a) At such times as both Class A Common Stock and Class B Common Stock shall be outstanding, at all meetings of the Board a quorum shall exist for the transaction of business if at least two (2) Class A Directors and two (2) Class B Directors are present. At such times as both Class A Common Stock and Class B Common Stock shall be outstanding, at all meetings of any committee of the Board a quorum shall exist for the transaction of business if at least one member designated by the Class A Directors and one member designated by the Class B Directors are present, unless the Board shall determine otherwise. At all other times (i.e., when the Board is constituted pursuant to Section 3.2(b) or 3.2(c)) a quorum shall exist for the transaction of business if at least a majority of directors or committee members are present.

          (b) When action is to be taken by vote of the Board or any committee thereof, each member of the Board or such committee shall be accorded one vote. Except for the selection of officers of the Company and officers and directors of the Subsidiaries as described in Section 2.2(e) above, each and every corporate action taken by vote of the Board or any committee thereof shall be authorized only by the affirmative vote of the majority of directors or committee members, as the case may be, present at a duly constituted meeting at which a quorum is present and acting throughout; provided that at such times as both the Class A Common Stock and Class B Common Stock shall be outstanding and entitled to elect directors of the Company pursuant to this Agreement, at least one Class A Director and one Class B Director (in the case of Board meetings), or one Class A committee member and one Class B committee member (in the case of committee meetings), has voted in favor of such action.

          (c) On or before March 1, 1996 and on or before September 15th of each year, commencing September 15, 1996, for each Company Asset that is operating, is then under construction or development or is in the planning stage, the General Growth Officers will cause to be prepared and submitted to the Board for approval a proposed annual business plan (including an annual capital budget and operating budget and leasing guidelines to permit the execution of leases on behalf of the Company and the

Subsidiaries without specific Board approval, which shall include figures for minimum square foot base rental, maximum tenant improvement allowances, maximum obligations on lease take-overs and any other leasing criteria proposed by the General Growth Officers), such plan to be substantially in the form of the template attached hereto as Exhibit I (each, an "Annual Business Plan"). The proposed Annual Business Plan shall also itemize each transaction or matter requiring approval of the Board pursuant to Section 3.10(d) (viii) below. The General Growth Officers will also cause the Board to be provided with quarterly updates to the Annual Business Plans. A meeting of the Board to consider an Annual Business Plan for approval shall, unless the Board otherwise determines, be held no sooner than 45 days following submission of the proposed Annual Business Plan to the Board but in all cases shall be held prior to commencement of the fiscal year to which the Annual Business Plan relates (other than with respect to the Annual Business Plan for fiscal year 1996). Prior to such meeting, the General Growth Officers shall make available to the Class B Directors and their representatives and advisors such backup information with respect to the Annual Business Plan as the Class B Directors shall reasonably request and shall be reasonably available to consult with the Class B Directors regarding the details of the Annual Business Plan. If the Board shall consider for adoption a proposed Annual Business Plan for any Company Asset for any year and shall fail to adopt it in its entirety because of disagreement as to one or more items although the Board shall agree on other items, then the Board shall adopt as the Annual Business Plan for such year such proposed Annual Business Plan exclusive of the items as to which there is disagreement, provided, however, that if there is disagreement over any item of operating expense in such Annual Business Plan that is nondiscretionary, then the Board shall adopt such Annual Business Plan as it relates to such nondiscretionary item of operating expense, and provided further, however, that if there is disagreement over any discretionary item of operating expense in such Annual Business Plan, then the Board shall adopt such Annual Business Plan including such discretionary item of operating expense in an amount equal to the amount reasonably proposed for such operating expense item by management of the Company. Expenditures for nondiscretionary items shall not be limited by amounts set forth in an approved Annual Business Plan. "Nondiscretionary items" shall mean items that must be paid by the Company to avoid a material adverse effect on the business, operations or value of the Company's assets. Without limiting the generality of the foregoing, the Stockholders acknowledge and agree that nondiscretionary items include the minimum amount of funds needed to (i) pay and perform when due all of the Company's obligations under any notes, mortgages and other instruments to which the Company is or shall be a party or by which it or its assets are bound in connection with any financing, (ii) pay when due real estate and other taxes affecting the Company Assets and insurance premiums for the Company Assets and the Company, and (iii) comply with all laws now or hereafter in force which shall be applicable to all or any part of the Company Assets and the operation and management thereof (including the making of capital expenditures required for such compliance) if the failure to comply would (A) expose the Company, any Stockholder or any employee, agent, officer, director, or contractor of the Company to the risk of criminal prosecution, (B) entitle any enforcing entity to take any action which could materially and adversely affect the business, operation or value of the Company or (C) invalidate or impair any of the insurance maintained by the Company. Until the Annual Business Plan for fiscal year 1996 has been prepared for and approved by the Board, the Company shall be operated in accordance with the operating and capital budgets referred to in Section 2.3(k).

          (d) The following matters will require approval of the Board (either as part of an approved Annual Business Plan, as part of the operating and capital budgets referred to in Section 2.3(k) or by separate Board action) unless any such matters have been specifically approved pursuant to this
Agreement:

          (i) the purchase or other acquisition by the Company or any of its Subsidiaries of any material asset or property, but excluding purchase options where the cost of the option does not exceed $500,000;

          (ii) the sale, exchange or other disposition by the Company or any of its Subsidiaries of any Significant Company Asset;

          (iii) the development, redevelopment or expansion by the Company or any of its Subsidiaries of any material asset or property or any Significant Company Asset;

          (iv) the incurrence by the Company or any of its Subsidiaries of any indebtedness for borrowed money or the refinancing of any indebtedness for borrowed money (including, without limitation, any capital lease obligation) in excess of $500,000 in the aggregate in any fiscal year;

          (v) the pledge, encumbrance or subjecting to liens or mortgages by the Company or any of its Subsidiaries of any Significant Company Asset in connection with a financing or refinancing;

          (vi) with respect to each "Major Expense Category" (as so denominated in the Annual Business Plan), the expenditure by the Company or any of its Subsidiaries of amounts in excess of those set forth in an approved Annual Business Plan, unless such amounts do not exceed 105% of the total expenditures set forth in such Annual Business Plan for such Major Expense Category or are required, in the reasonable judgment of the Company's management, to be expended because of an emergency involving an immediate threat to persons or property and the Company's management is hereby authorized to spend such amounts without further Board action;

          (vii) the sale, exchange or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries or the merger, consolidation, reorganization or other similar transaction involving the Company or any of its Subsidiaries with or into another Person, in any such case, whether in a single transaction or a series of related transactions;

          (viii) any material transaction (or amendment or modification to any transaction) with, involving or benefitting GGP, GG Properties or an Affiliate of GGP or GG Properties other than any current or future transaction between the Property Manager or the Development Manager, on the one hand, and a non-wholly owned Subsidiary, on the other hand, relating to the providing of property or development management services pursuant to which the Property Manager or Development Manager, as the case may be, shall be paid fees for such services equal to the fees currently being paid by such non-wholly-owned Subsidiary, provided that if the Board shall not include Class B Directors, such transaction shall be voted upon solely by the independent directors;

          (ix) the taking of any action, including the filing of a petition, with respect to (x) an assignment for the benefit of creditors of the Company or any Subsidiary, (y) the bankruptcy, insolvency, reorganization, dissolution (other than a dissolution pursuant to Section 8.1) or any similar occurrence of the Company or any Subsidiary or (z) a liquidation

     (other than pursuant to Section 8.1) or any other occurrence that might result in the termination of the Company or any of its Subsidiaries;

          (x) the issuance of any Common Stock or any other capital stock of the Company or any of its Subsidiaries or the issuance, grant or entry into an agreement or arrangement providing for, options, warrants or other rights, interests or securities convertible into or exchangeable for any shares of Common Stock or any other class of capital stock of the Company or any of its Subsidiaries; provided, however, that (i) the Company shall not issue any shares of Class A Common Stock or Class B Common Stock other than shares that have been subscribed for under this Agreement without the consent of all of the shares of such class in which additional shares are proposed to be issued, (ii) any additional issuances shall first be offered to the Stockholders pursuant to the provisions of Article VII hereof, and
     (iii) the Stockholders (other than any Defaulting Stockholder) shall have preemptive rights to acquire any additional shares of Common Stock proposed to be issued by the Company in addition to those offered pursuant to
     Article VII hereof;

          (xi) the determination of the amount and timing of distributions of Net Disposition Proceeds;

          (xii) the determination of Reserve Amounts for any fiscal year;

          (xiii) the establishment of the Company's policy with respect to the appropriate levels of debt capitalization of the Company;

          (xiv) the consent to any material amendments or supplements to, or the making of material elections or grant of waivers of material conditions or the enforcement of material rights under, the Homart Stock Purchase Agreement, the Financing Commitment and the Existing Lender Arrangements;

          (xv) the consent to any amendments or supplements to, or the making of elections or grant of waivers of conditions or the enforcement of rights under, the Natick Mall Agreement, the Management Transfer Agreement or the Sublease, provided, however, that in connection with any Board resolutions with respect to such matters, the Class A Directors shall not have the right to vote and the Class A Directors vote shall not be required for the approval of any such action;

          (xvi) the engagement or retention by the Company of any property or development manager for any of the Company's properties or those of its wholly-owned Subsidiaries other than GGP, GG Properties or any of their Affiliates;

          (xvii) the engagement or retention by the Company of any financial advisor or investment banking firm for any major capital transaction or any legal counsel for any material litigation or Organic Change; and

          (xviii) the amendment of any of the policies set forth in Schedule VII hereof or any of the fees or other matters set forth in Schedule X hereof.

          (e) The Stockholders hereby approve, and the Company shall be authorized to undertake, (i) the expansion or renovation of those properties described on Schedule II hereto and the expenditure of funds and/or incurrence of indebtedness in connection therewith pursuant to the expansion and renovation budgets previously delivered to and approved by the Class B Stockholder, (ii) the development of those properties described on Schedule III hereto and the expenditure of funds and/or incurrence of indebtedness in connection therewith pursuant to the development budgets previously delivered to and approved by the Class B Stockholder, (iii) the funding and use of the Reserves as described in
Section 4.5(d) and (iv) delivery by the Board of Funding Notices to the Stockholders permitting the Stockholders to accelerate the funding of their Available Subscriptions as and when determined by the Board for the purposes permitted by this Agreement.

          3.11. Meetings of the Board. (a) The Board shall meet not less frequently than quarterly, upon notice duly given to all directors. Regular meetings of the Board shall be held at such place as shall be determined by the Board. Any failure to so meet shall not give rise to any presumption or inference that the Stockholders shall have any liability for the obligations of the Company.

          (b) Notwithstanding anything to the contrary contained in the Company's By-Laws or the GCL, the Board shall meet upon the request of any director conveyed in writing to each other director, at a time no fewer than two
(2) and no more than twenty-one (21) business days after such notice is given, and at a place as determined by the Board; provided, however, attendance at such meeting may be by telephone or otherwise as provided in the Company's By-Laws.

          3.12. Restrictions on Other Agreements. No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Common Stock, nor shall any Stockholder enter into any stockholder agreement or arrangements of any kind (including agreements or arrangements with respect to the acquisition, disposition or voting of shares of Common Stock) with any Person with respect to the Common Stock, in either case, on terms inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Common Stock that are not parties to this Agreement).

                                   ARTICLE IV.

                             OTHER CORPORATE MATTERS

          4.1. Fiscal Year; Designation of Auditors. The Company's fiscal year shall be the calendar year. The Company's auditors shall be selected by the Board, provided, however, that (a) such firm shall be a "Big Six" certified public accounting firm (or any successor to any such firm) and (b) unless the Class A Directors and Class B Directors determine otherwise, such firm shall not be the auditors of GGP or GG Properties.

          4.2. Dividends. Subject in all cases to any applicable provisions of the GCL, the Company shall distribute to the Stockholders at least on a quarterly basis an amount at least equal to the Company's Operating Cash Flow during the immediately preceding fiscal quarter, provided that the Company shall distribute with respect to each fiscal year not less than one hundred percent (100%) of the Company's Net Taxable Income for such fiscal year. The regular record dates of the Company for the purpose of determining Stockholders entitled to quarterly distributions shall be the same as the regular record dates of GG Properties and the payment dates of the Company for regular quarterly dividends shall be the business day immediately preceding the payment date of GG Properties for regular quarterly dividends. GG Properties shall notify the Company at least ten days prior to each of its regular record dates of the date of such record date and the related payment date.

          4.3. Conduct of Business. (a) The Company shall not, directly or indirectly, acquire any assets or businesses other than the Stock (as defined in the Homart Stock Purchase Agreement) and the Homart Assets except in connection with the holding, development, redevelopment, expansion, renovation, operation and otherwise dealing with the Homart Assets (including (i) the development of the Properties Currently Under Development, (ii) the development of the planned regional malls listed on
Schedule XIII hereto, (iii) the development of all or a portion of the vacant land included as part of the Homart Assets and (iv) the acquisition of land or properties adjacent to the real property constituting the Homart Assets and third parties' interests in the partnerships or joint ventures constituting the Homart Assets).

          (b) The Company shall conduct its affairs in a manner that will not cause the Company to be deemed to be, and will not make any investment which could cause it to become, an "investment company" for purposes of the Investment Company Act.

          4.4. Operation in Accordance with REIT Requirements and Other Matters.
(a) The Company shall operate in a manner that will enable the Company to (i) satisfy the requirements for qualifying as a real estate investment trust under the Code and (ii) avoid any federal income or excise tax liability and shall file an election to be taxed as a real estate investment trust for its first taxable year and, from and after January 31, 1996, the Company shall at all times ensure that the Company shall have no less than 100 holders of its capital stock.

          (b) The Company shall at all times operate, and each Stockholder shall cause the Company to operate in a manner so that it will be treated as an "operating company" under Pension and Welfare Benefits Administration Regulation
Section 2510.3-101 (the "Plan Asset Regulations") issued by the Department of Labor under Title I of the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time ("ERISA") as long as equity participation by Benefit Plan Investors (as defined in the Plan Asset Regulations) is "significant," as defined therein.

          (c) The Company shall endeavor to operate and structure its investments in a manner so as to minimize, to the extent reasonably possible and to the extent not inconsistent with the best interests of the Company, the amount of unrelated business taxable income recognized by Stockholders that are pension funds or educational institutions exempt from Federal income taxes.

          4.5. Sources and Uses of Funds; Organizational Expenses; Reorganization Expenses; Reserves. (a) On the Homart Closing Date, (i) the Company will use the Initial Subscriptions to fund the purchase price under the Homart Stock Purchase Agreement, to pay the organizational expenses described in Section 4.5(b), to pay to GGP the reorganization costs described in
Section 4.5(c) and to partially fund the Reserves referred to in Section 4.5(d),
(ii) the Company and/or its Subsidiaries shall incur the indebtedness, or refinance the existing indebtedness, to the extent contemplated in the Financing Commitment and the Existing Lender Arrangements, and (iii) the Company or its Subsidiaries shall close under the Natick Mall Agreement, the Management Transfer Agreement and the Sublease.

          (b) Each Stockholder hereby acknowledges and agrees that all expenses that are listed under the category of "Expenses Billed to Date" on Schedule XIV hereto and amounts listed under the category of "Estimated Expenses to be Incurred After the Closing" on Schedule XIV hereto, in each case that have been or will be incurred by or on behalf of the Company on or prior to the Homart Closing Date or in connection with the closing under the Homart Stock Purchase Agreement shall be expenses of the Company and shall be paid by the Company on or promptly following the Homart Closing Date.

          (c) On the Homart Closing Date, the Company shall pay to GGP from the Initial Subscriptions made to the Company or from other funds available to the Company the amount of $10,000,000.00 to reimburse GGP and its Affiliates for various restructuring and transition costs that GGP and its Affiliates have incurred and will continue to incur in connection with reorganizing and combining the organization of Homart Development Co. with GGP and its Affiliates as set forth on a schedule previously delivered to and approved by the Class B Stockholder. Any such costs incurred in excess of $10,000,000.00 will be the responsibility of GGP and its Affiliates, as applicable, and will not be the responsibility of the Company.

          (d) (i) The Company shall establish and fund either on the Homart Closing Date or over time from the Initial Subscriptions and Funded Subscriptions made to the Company or from other capital resources available to the Company certain reserves in the specified amounts set forth on
     Schedule XV hereto (the "Special Reserves") with respect to certain liabilities which are estimated to be incurred by the Company through December 31, 1999. Any costs incurred with respect to such liabilities which exceed the amounts available under the Special Reserves, except for those liabilities set forth in clause (ii) below, will be for the account of the Company. Any Special Reserves that are not expended will be retained by the Company for other Company purposes. The Board may from time to time reduce the amount of the Special Reserves either by making a special dividend to the Stockholders (which special dividend shall not be deemed to be a part of any dividend made pursuant to Section 4.2) or by reallocating Available Subscriptions for other purposes.

          (ii) The following Special Reserve liabilities represent liabilities due from the Company to GGP with respect to GGP obligations arising as a result of the Management Transfer Agreement: liabilities incurred by GGP for hiring bonuses to Homart employees being employed by GGP following the Homart Closing Date for which the Company will indemnify GGP, and reimburse GGP, to the extent set forth in Schedule XV, such reimbursement to be made at the Homart Closing Date.

          4.6. Other Activities of Stockholders. (a) Neither GGP nor GG Properties nor any of their Affiliates shall, directly or indirectly, as an owner, managing or general partner, majority or controlling stockholder, consultant, joint venturer, manager or otherwise, acquire, develop, redevelop, improve, construct or manage any regional shopping mall project, that is, in any such case, located within the trade area (as shown in red on the maps attached hereto as Exhibit J) of any of the mall shopping centers listed on Exhibit J hereto (the "Relevant Trade Area"); provided, however, that nothing herein shall prohibit or restrict GGP or GG Properties or any of their Affiliates from owning, operating, developing, improving, expanding or managing any of the mall shopping centers owned, operated, being developed or managed, directly or indirectly, by any of them on the date hereof and listed on Schedule XVI hereto and; provided further, however, that GGP, GG Properties and their Affiliates shall have until June 30, 1996 to divest its management position at the Dutch Square Mall located in Columbia, South Carolina, and the Southdale Mall located in Minneapolis, Minnesota. If, as manager of the Visalia Mall located in Visalia, California, GGP or its Affiliate engages in any active discussions with a new department store interested in locating at such mall, GGP shall disclose such fact to the Board, and the Class B Directors shall have the exclusive right to determine whether a conflict exists. If the Class B Directors so determine that a conflict exists, GGP or its Affiliate shall divest itself of its management position with respect to the Visalia Mall as soon as practicable.

          (b) Notwithstanding anything to the contrary in Section 4.6(a), neither GGP nor GG Properties shall be in breach of Section 4.6(a) if, in connection with the acquisition of a portfolio of three or more properties or management contracts, GGP, GG Properties or any of their Affiliates acquires, or becomes the property manager or development manager for, any regional shopping mall project that is located within the Relevant Trade Area (the "Competing Asset"); provided GGP, GG Properties or such Affiliate terminates any management position with respect to such Competing Asset as soon as possible but no later than within one year.

          (c) Subject to Section 4.6(a) and (b), each Stockholder may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Stockholders, the Company or any other Person employed by, related to or in any way affiliated with any Stockholder or the Company shall have any duty or obligation to disclose or offer to the Company or any of the Stockholders, or obtain for the benefit of the Company or any of the Stockholders, any such other activity or venture or interest therein. None of the Company, the Stockholders, the creditors of the Company or any other person having any interest in the Company shall have (i) any claim, right or cause of action against any of the Stockholders or any other Person employed by, related to or in any way affiliated with, any of the Stockholders by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture therein or (ii) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

          4.7. Reports and Statements. (a) Not later than 45 days after the end of each fiscal quarter (other than the fourth quarter), the Company shall prepare (or cause to be prepared) and mail to each Stockholder an unaudited report (prepared in accordance with generally accepted accounting principles) setting forth as of the end of such fiscal quarter:

          (i) a balance sheet of the Company and of the Subsidiaries on a consolidated basis; and

          (ii) an income statement for such fiscal quarter of the Company and of the Subsidiaries on a consolidated basis.

          (b) Not later than 90 days after the end of each fiscal year, the Company shall prepare (or cause to be prepared) and shall mail to each Stockholder, a report setting forth as of the end of such fiscal year:

          (i) a balance sheet of the Company and of the Subsidiaries on a consolidated basis (which will include appropriate footnote disclosure);

          (ii) an income statement for such fiscal year of the Company and of the Subsidiaries on a consolidated basis;

          (iii) a statement of cash flows for such fiscal year of the Company and of the Subsidiaries on a consolidated basis; and

          (iv) a statement of changes in stockholders' equity for such fiscal year for the Company and the Subsidiaries on a consolidated basis.

The annual financial statements referred to above shall be accompanied by a report of the Company's independent certified public accountants stating that an audit of such financial statements has been made in accordance with generally accepted auditing standards, stating the opinion of the accountants in respect of the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on such financial statements. The Company shall provide to any Stockholder such supporting schedules and other data as may from time to time be reasonably requested by such Stockholder relating to the presentation of the Company's financial statements on a consolidated basis.

          (c) Commencing with the first anniversary of this Agreement, not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, and not later than 90 days after the end of each fiscal year, the Company shall prepare (or cause to be prepared) and mail to each holder of Class B Common Stock and Class C Common Stock a report setting forth in reasonable detail a calculation of (i) the General Growth FFO and (ii) the Company's FFO, and (iii) the Exchange Amount as if such holder had delivered an Exchange Election Notice with respect to all of its exchangeable shares of Common Stock on the day immediately following the last day of the period of such report.

          (d) Not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Company shall prepare (or cause to be prepared) and mail to each Stockholder a report setting forth in reasonable detail a calculation of the Company's Operating Cash Flow for the immediately preceding quarter together with a comparison of the (i) Operating Cash Flow for the same fiscal quarter in the prior year and (ii) budgeted Operating Cash Flow for the quarter, based upon the Annual Business Plan approved by the Board covering such fiscal quarter.

          (e) Not later than 90 days after the end of each fiscal year, the Company shall prepare (or cause to be prepared) and mail to each Stockholder a report setting forth in reasonable detail a calculation of the Company Operating Cash Flow for the immediately preceding fiscal year together with the comparison of the (i) Operating Cash Flow for the prior fiscal year and (ii) budgeted Operating Cash Flow for the fiscal year, based upon the Annual Business Plan approved by the Board of Directors for such prior fiscal year.

          (f) Concurrently with each dividend distribution pursuant to Section 4.2, the Company shall deliver to each Stockholder a report setting forth in reasonable detail a calculation of the Stockholder's Proportionate Share of the Company's Operating Cash Flow for the immediately preceding quarter and the amount of the dividend being distributed with respect to such period.

          (g) Concurrently with each distribution of Net Disposition Proceeds, the Company shall deliver to each Stockholder a report setting forth in reasonable detail a description of the transaction or transactions giving rise to the Net Disposition Proceeds, a calculation of the Net Disposition Proceeds, a calculation of the Stockholder's Proportionate Share of such Net Disposition Proceeds and the amount of the Net Disposition Proceeds being distributed to such Stockholder.

          (h) The Company shall prepare and deliver to each Stockholder the reports set forth in Schedule VII.

          (i) The Company shall prepare and deliver to each Stockholder such other reports as NYSCRF shall reasonably require.

          (j) The Company shall deliver to each Class C Stockholder a copy of each Annual Business Plan that has been approved by the Board, promptly following such approval.

                                   ARTICLE V.

                                 EXCHANGE RIGHT

          5.1. The Exchange Right. (a) At any time after the Exchange Trigger Date, each Class B Stockholder and Class C Stockholder (an "Exchanging Stockholder") shall have the right from time to time, upon delivery to GG Properties of a written election notice (the "Exchange Election Notice"), to exchange all or a portion of its Common Stock (other than with respect to any shares of Class C Stock that have been acquired from GGP or GG Properties, unless GGP or GG Properties, as part of the transaction by which such shares were acquired, consents to the application of this Section 5.1 to such shares) for consideration from GG. Properties equal to:

          (i) the product of (x) the Company's FFO for the most recently completed four fiscal quarters for which the report of the Company's FFO and the General Growth FFO referred to in Section 4.7(e) has been delivered to the Stockholders prior to the date of the Exchange Election Notice (the "Measurement Period"), adjusted as set forth below and calculated on the same basis as the General Growth FFO multiplied by (y) the Proportionate Share represented by the shares of Common Stock being exchanged, multiplied by

          (ii) an amount equal to (1) the Ten Day Average General Growth Share Closing Price divided by (2) the General Growth FFO Per share for the Measurement Period adjusted as set forth below:

          (b) Calculation of the Company's FFO or the General Growth FFO shall be adjusted so as to give pro forma effect to (i) the incurrence of debt or issuance of capital stock by the Company and its Subsidiaries or by GG Properties or GGP, as the case may be, during the Measurement Period or subsequent to the end of the Measurement Period through the date of the Election Notice as if such debt or capital stock had been incurred or issued, as the case may be, and the application of the proceeds from the incurrence or issuance, as the case may be, of such debt or capital stock had occurred at the beginning of the Measurement Period, (ii) the repayment or elimination of any debt of the Company or any Subsidiary or of GG Properties or GGP, as the case may be (including a pro-forma repayment or elimination of debt (assuming such debt bears interest at the Company's weighted average cost of debt) as a result of (1) any Additional Subscription Payments received from an Exchanging Stockholder in conjunction with the exercise of its exchange rights under this Article V and (2) a corresponding deemed receipt of any Additional Subscription Payments from the holders of Class A Common Stock whether or not actually funded), or the repurchase or redemption of any capital stock of the Company or any Subsidiary or of GG Properties or GGP, as the case may be, during the Measurement Period or subsequent to the end of the Measurement Period through the date of the Election Notice as if such debt had been repaid or eliminated or such capital stock had been repurchased or redeemed at the beginning of the Measurement Period, and
(iii) any asset disposition and any asset acquisition by the Company or any Subsidiary or by GG Properties or GGP, as the case may be, the gross proceeds or gross purchase price of which, as the case may be, exceeds $1 million and that occurred during the Measurement Period or subsequent to the end of the Measurement Period through the date of the Election Notice as if such asset disposition or asset acquisition had occurred at the beginning of the Measurement Period; provided further that, in making such calculations, the interest expense attributable to interest or dividends on any debt of the Company or any Subsidiary or of GG Properties or GGP, as the case may be, or capital stock (other than Common Stock) of the Company or any Subsidiary or of GG Properties or GGP, as the case may be, which bears a floating rate shall be determined on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for all of the Measurement Period. The amount derived by application of clauses (a)(i) and (ii) above as adjusted by this clause (b) is referred to herein as the " Exchange Amount."

          (c) No Stockholder may exercise the exchange right set forth in this
Section 5.1 to the extent that the transfer of such Stockholder's Common Stock in exchange for GG Stock as set forth in Section 5.2 could, based upon a written opinion of counsel satisfactory to such Stockholder, cause GG Properties or the Company to fail to qualify as a real estate investment trust under the Code. No Stockholder may deliver more than one Exchange Election Notice in any twelve month period. No stockholder may deliver an Exchange Election Notice, for shares of Common Stock that would result in an Exchange Amount less than $10,000,000 unless such Exchange Election Notice relates to such Stockholder's entire remaining shares of Common Stock. No Stockholder, other than the original signatories to this Agreement, shall have the right to exchange more than the Maximum Number of

Shares of Common Stock pursuant to this Article V in any twelve month period. The term "Maximum Number of Shares of Common Stock" shall mean the greater of
(i) one half of the total number of Shares of Common Stock at any time owned (including shares that have previously been exchanged or disposed of) by a Stockholder and (ii) such number of shares of Common Stock as would result in an Exchange Amount of $100,000,000 or less.

          (d) If any accounting convention, policy or procedure covering any future expenditure, receipt, sale, purchase or other event has not been fully or adequately addressed in the definition of General Growth FFO or Company FFO as set forth on Exhibits B and A hereto, respectively, then any amendment to the definition of General Growth FFO or Company FFO, as appropriate, to provide for any such convention, policy or procedure with respect to any such event shall require the consent of GG Properties and the Board.

          (e) On or prior to the Closing Date, GG Properties shall cause its board of directors to adopt a resolution approving all of the transactions contemplated by this Agreement that could be deemed to be a "business combination" as defined in Section 203 of the GCL between GG Properties and any Exchanging Stockholder that becomes an "interested stockholder" as defined in
Section 203 of the GCL, including, without limitation, (i) additional issuances of GG Stock to such Stockholder in the context of exchanges under this Article V and (ii) the acquisition by such Stockholder of properties from the Company in the context of Article VIII hereof. GG Properties shall also cause its board of directors to adopt a resolution authorizing any Exchanging Stockholder that becomes an "interested stockholder" as defined in Section 203 of the GCL to vote its shares of GG Stock received in an exchange transaction for all purposes. GG Properties agrees that it will not adopt or otherwise approve any "poison pill" or stockholder rights plan and would have the effect of diluting an Exchanging Stockholder's equity interest in GG Properties upon exercise of the exchange rights contained in this Article V or that would otherwise conflict with or impair such exchange rights.

          (f) Any Stockholder exercising exchange rights pursuant to this
Article V shall, as a condition to such exercise, (1) have timely and fully funded any previously required funding of all or any portion of its Aggregate Subscription and (2) fund any unfunded portion of its Aggregate Subscription, but, with respect to clause (2), shall not receive additional shares of Common Stock therefor, and there shall not be any deemed receipt by any other Stockholder of additional Shares of Common Stock in connection with such funding.

          (g) GG Properties shall insure that it has sufficient authorized but unissued shares of Common Stock to enable it to satisfy the exchange rights of all Stockholders hereunder, and shall, subject to obtaining necessary stockholder approval, cause its certificate of incorporation and other corporate charter documents to be amended from time to time, and shall solicit the consent of its stockholders to the extent required to effectuate any such amendment. In the event GG Properties elects to pay the Exchange Amount in GG Stock, GG Properties shall take all steps required by applicable law and regulation and required under its certificate of incorporation to enable GG Properties to issue such GG Stock to the Exchanging Stockholder on the relevant closing date.

          5.2. Payment of the Exchange Amount. GG Properties shall have the option to pay the Exchange Amount in cash or in shares of GG Stock or any combination thereof. At any time within forty-five (45) days after the date of the Exchange Election Notice, GG Properties shall deliver to the relevant Stockholder a written notice (the "Exchange Amount Payment Notice") specifying whether GG Properties has elected to pay the Exchange Amount in cash, GG Stock or a specified combination thereof. If GG Properties fails to deliver the Exchange Amount Payment Notice within such forty-five (45) day period in which it affirmatively elects to pay the Exchange Amount entirely in GG Stock, GG Properties shall be deemed to have elected to pay the Exchange Amount entirely in cash.

          5.3. Registered Stock; Registration Statement.

          To the extent required to enable a Stockholder to publicly distribute the GG Stock received by it in an exchange transaction, GG Properties shall prepare and file with the Commission promptly following the delivery of an Exchange Election Notice (to the extent not then available) a shelf registration statement under the 33 Act registering GG Stock with respect to the GG Stock of such Stockholder. GG Properties shall maintain the effectiveness of such shelf registration statement with respect to such Stockholder's GG Stock, and shall include such Stockholder as a selling Stockholder with respect to such shelf registration statement to the extent the public distribution of such Stockholder's GG Stock would otherwise be prohibited under the 33 Act. All expenses of such shelf registration of GG Stock required by this Section 5.3 shall be shared equally by GG

Properties and the Exchanging Stockholder. If requested by a Stockholder that is selling GG Stock pursuant to an underwritten offering, GG Properties will reasonably cooperate with such Stockholder in connection with such underwritten offering, including, upon request, entering into and performing its obligations under a customary underwriting agreement (which may include representations, warranties and indemnities customarily given by GG Properties to its underwriters) with the underwriters of such offering; provided that GG Properties shall have the right to select the lead or managing underwriter for such offering (such underwriter to be either Goldman, Sachs & Co. or one of the top three lead underwriters of REIT equity securities for the immediately preceding completed calendar year) and such Stockholder shall reimburse GG Properties for all reasonable attorneys' fees incurred by GG Properties in connection with such underwritten offering.

          5.4. Closing of an Exchange Transaction. (a) The closing of an exchange transaction contemplated by this Article V shall occur (i) if GG Properties has elected to pay the Exchange Amount entirely in GG Stock, on the date set forth in the Exchange Amount Payment Notice, but in no event later than the forty-fifth (45th) day following the date on which the Exchanging Stockholder delivered the Exchange Election Notice or (ii) if GG Properties has elected to pay the Exchange Amount entirely in cash, on a date set forth in the Exchange Amount Payment Notice, which date shall in no event be later than the one hundred twentieth (120th) day following the date on which the Exchanging Stockholder delivered the Exchange Election Notice. If GG Properties has elected to pay the Exchange Amount in a combination of GG Stock and cash, (A) the closing of the delivery of GG Stock shall take place on a date set forth in the Exchange Amount Payment Notice which date shall in no event be later than the forty-fifth (45th) day following the date on which the Exchanging Stockholder delivered the Exchange Election Notice and (B) the closing of the delivery of the cash portion of the Exchange Amount shall take place on a date set forth in the Exchange Amount Payment Notice, which date shall in no event be later than the one hundred twentieth (120th) day following the date on which the Exchanging Stockholder delivered the Exchange Election Notice. At the closing or closings, which shall be held at the offices of counsel to GG Properties, (i) GG Properties shall deliver to the relevant Stockholder the cash portion of the Exchange Amount required to be paid to the Stockholder in immediately available funds and, if GG Properties has elected to pay all or a portion of the Exchange Amount with GG Stock, such certificates representing the number of shares of such GG Stock to be delivered (calculated based on the Ten Day Average General Growth Share Closing Price, if the closing with respect to such GG Stock occurs within seven (7) business days of the date of the Exchange Election Notice, or (subject to Section 5.5(b)) calculated based on (x) the Ten Day Average General Growth
Share Closing Price or (y) the average of the General Growth Share Closing Prices for each of the ten Trading Days immediately preceding the business day preceding the closing date, whichever would result in the issuance of the greater number of shares of GG Stock, if the closing occurs after the seventh
(7th) business day following the date of the Exchange Election Notice) registered in the names of the Persons designated by such Stockholder, (ii) such Stockholder shall deliver to GG Properties the certificates representing the Common Stock being exchanged (together with all necessary fully executed stock powers), free and clear of any lien, claim or encumbrance (and such Stockholder hereby represents and warrants that such Common Stock shall immediately prior to such sale, be so free and clear), (iii) GG Properties shall deliver to GGP the certificates representing the Common Stock being exchanged (together with all necessary fully executed stock powers) and (iv) GG Properties, such Stockholder, GGP and the Company shall execute such other documents and take such other action as shall be reasonably necessary to consummate the transactions contemplated by this Article V.

          (b) Pending the closing of an exchange transaction contemplated by this Article V, an Exchanging Stockholder shall be entitled to all rights, including voting rights and rights to receive dividends and distributions, that such Stockholder would ordinarily have with respect to its shares.

          (c) Any shares of Class B Common Stock received by GGP in such an exchange transaction shall, automatically upon consummation of the exchange transaction, become shares of Class C Common Stock.

          5.5. Necessary Government Filings. (a) If (i) a Stockholder delivers to GG Properties an Exchange Election Notice and (ii) as of the date of such Exchange Election Notice, the purchase by GG Properties of such Stockholder's Common Stock pursuant to Section 5.1 is subject to the premerger notification and reporting requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and the rules and regulations thereunder (the "Rules"), then GG Properties shall use its reasonable best efforts to (1) duly file with the United States Federal Trade Commission (the "FTC") and the Assistant Attorney General (as defined in Section 7A(b)(1)(A) of HSR), no later than the fifteenth (15th) day after the date of the Exchange Election Notice, a fully completed premerger notification and report form with respect to GG Properties pursuant to Section 7A(a) of HSR and a fully completed written request for early termination of the waiting period pursuant to Section 7A(b)(2) of HSR and Rule 803.11 thereunder, (2) deliver to the Company (for execution and filing by the Company), no later than the fifteenth (15th) day after the date of the Exchange Election Notice, a fully completed premerger notification and report form with respect to the Company as required to be filed pursuant to
Section 7A(a) of HSR and (3) cause the applicable waiting period under HSR to terminate on or before the thirtieth (30th) day after the date of the Exchange Election Notice.

          (b) If (i) a Stockholder delivers to GG Properties an Exchange Election Notice and (ii) as of the date of such Exchange Election Notice, the acquisition by such Stockholder of GG Stock in exchange for such Stockholder's Common Stock pursuant to Section 5.1 is subject to the premerger notification and reporting requirements under HSR and the Rules, then (A) GG Properties and such Stockholder shall use their respective reasonable best efforts to duly file with the FTC and the Assistant Attorney General, no later than the fifteenth
(15th) day after the date of the Exchange Election Notice, a fully completed premerger notification and report form with respect to GG Properties pursuant to
Section 7A(a) of HSR and (B) GG Properties shall use its reasonable best efforts to file with the FTC and the Assistant Attorney General a fully completed written request for early termination of the waiting period pursuant to Section 7(A)(b)(2) of HSR and Rule 803.11 thereunder, and cause the applicable waiting period under HSR to. terminate on or before the thirtieth (30th) day after the date of the Exchange Election Notice. Notwithstanding anything to the contrary in Section 5.4, if a Stockholder is required to make a filing under HSR pursuant to this Section 5.5(b), and as a result thereof, the closing of the delivery of GG Stock cannot occur on or prior to the seventh (7th) business day following the date of the Exchange Election Notice, then the number of shares of GG Stock to be delivered at such closing shall be calculated based upon the Ten Day Average General Growth Share Closing Price.

          (c) If a Stockholder has delivered an Exchange Election Notice pursuant to Section 5.1 above and GG Properties and such Stockholder have complied with the provisions of Section 5.5(a) above but, notwithstanding GG Properties' and such Stockholder's reasonable best efforts, the applicable waiting period under HSR with respect to such exchange has not terminated by the closing date set forth in Section 5.4 above, then, notwithstanding anything to the contrary in this Article V, the closing date set forth in Section 5.4 above shall be extended to the fifth business day after all applicable waiting periods under HSR have been terminated. From and after the original closing date set forth in Section 5.4 above, GG Properties shall continue to use its reasonable best efforts to cause the applicable waiting period under HSR with respect to such exchange to be terminated.

          5.6. Board Representation. If a Stockholder exchanges its Common Stock pursuant to this Article V, and receives as consideration for such Common Stock, GG Stock having a value of at least $100,000,000, then at the election of such Stockholder, GG Properties will exercise all authority under the GCL and under GG Properties' Certificate of Incorporation and Bylaws to (i) cause one Satisfactory Nominee (as defined below) designated by such Stockholder and to cause one independent director nominated by the board of directors of GG Properties (the "GG Board") (if such Satisfactory Nominee would not qualify as an independent director) to be promptly elected to the GG Board as a member of the class of directors whose term is the latest to expire and (ii) increase the size of the GG Board to account for such additional director or directors. At each annual meeting of stockholders of GG Properties thereafter at which directors in the same class as the Satisfactory Nominee shall be elected, such Stockholder shall be entitled to propose to the GG Board or the nominating committee thereof one Satisfactory Nominee in accordance with the procedures set forth below. The proposal by such Stockholder of any person for election to the GG Board shall be made after consultation with GG Properties, each person designated by such Stockholder for election to the GG Board shall be reasonably acceptable to the GG Board (each such person, a "Satisfactory Nominee"). GG Properties shall cause each Satisfactory Nominee designated by such Stockholder for election to the GG Board to be included in the slate of nominees recommended by the GG Board to GG Properties' stockholders for election as directors at each annual meeting of the stockholders of GG Properties at which directors in the same class as the Satisfactory Nominee shall be elected and shall use its best efforts to cause the election of each such Satisfactory Nominee, including soliciting proxies in favor of the election of such persons. In the event that any Satisfactory Nominee elected to the GG Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the GG Board with a substitute Satisfactory Nominee according to the procedures described above. Notwithstanding the foregoing, such Stockholder shall no longer have the right to propose a Satisfactory Nominee to the GG Board from and after the date such Stockholder ceases to own at least $80,000,000 worth of GG Stock based on then current market value. The parties agree that the designees of such Stockholder on the GG Board shall not participate in any action taken by the GG Board or GG Properties relating to this Agreement.

          5.7. GG Properties Organic Change. Any capital reorganization or reclassification of the capital stock of GG Properties, or consolidation or merger of GG Properties with another Person, or the sale of all or substantially all of the assets of GG Properties to another Person which is effected in such a way that holders of GG Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other property with respect to or in exchange for GG Stock is referred to herein as an "Organic Change." Prior to and as a condition of such Organic Change, GG Properties shall make lawful and adequate provision to insure that the Class B Stockholders and Class C Stockholders will thereafter have the right to acquire and receive upon exchange of their shares of Class B Common Stock or shares of Class C Common Stock pursuant to this Article V, in lieu of shares of GG Stock, such shares of stock, securities, cash or other property as such Stockholders would have been entitled to receive in connection with such Organic Change if such Stockholders had exercised their exchange rights immediately prior to the Organic Change. Prior to the consummation of any such Organic Change, GG Properties shall insure that the successor Person (if other than GG Properties) resulting from such Organic Change or the Person purchasing assets shall assume by written instrument delivered to the Class B Stockholders and Class C Stockholders the obligation to deliver to each such Stockholder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Stockholder would be entitled to receive upon exercise of its exchange rights. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of GG Stock, GG Properties shall, prior to the consummation of any consolidation, merger or sale with the Person having made such offer or with any Affiliate of such Person, insure that the Class B Stockholders and Class C Stockholders shall have been given a reasonable opportunity to then elect to receive upon the exercise of their exchange rights pursuant to this Article V either the stock, securities or assets then issuable with respect to the GG Stock or the stock, securities or assets, or the equivalent, issued to previous holders of GG Stock in accordance with such offer.

                                   ARTICLE VI.

                            TRANSFERS OF COMMON STOCK

          6.1. Certain Restrictions. No Stockholder shall, directly or indirectly, Transfer any Common Stock to any Person (any such Person in whose favor a Transfer of Stock is made and all subsequent permitted transferees of any such Person being referred to collectively as "Transferees" and individually as a "Transferee"), unless such Transfer is made pursuant to this Article VI or Articles V or VIII hereof provided, however, that nothing in this Agreement shall restrict the Transfer of any ownership interest in any Stockholder unless such Stockholder's assets consist substantially of Common Sock, in which case the Transfer shall be deemed a Transfer of such Common Stock. Each Stockholder hereby agrees that it will not Transfer all or any portion of its Common Stock except as permitted by this Agreement, that the Company shall not reflect on its books any Transfer of Common Stock to any Person except in accordance with this Agreement, and that any Transfer of Common Stock not permitted by the provisions of this Agreement shall be null and void ab initio.

          6.2. Compliance with Securities Laws. No Stockholder shall Transfer any Common Stock, and the Company shall not reflect on its books any Transfer of Common Stock, unless (a) the Transfer is pursuant to an effective registration statement under the 33 Act and under any applicable state securities or blue sky laws or (b) such Stockholder shall have furnished the Company with evidence reasonably satisfactory to the Company that no such registration is required because of the availability of an exemption from registration under the 33 Act and under applicable state securities or blue sky laws. A written opinion of counsel of recognized standing to the effect set forth in clause (b) of the preceding sentence shall satisfy the requirements of such clause.

          6.3. Transfer of Ownership Interests in Affiliates. Each Stockholder hereby agrees that the Transfer by such Stockholder of any ownership interest or right of exclusive control, if applicable, in any Person that is its Affiliate if (i) such Person or an Affiliate of such Person that is controlled by such Person owns Common Stock and (ii) such Transfer would result in such Person no longer being an Affiliate of such Stockholder, shall be deemed a Transfer of the shares of Common Stock owned by such Person; provided, however that this Section
6.3 shall in no way limit the transfer of ownership interests or the right of exclusive control in GG Properties or GGP.

          6.4. Transfers of Common Stock by Stockholders. (a)(i) Except as otherwise provided in this Section 6.4(a), a holder of Class A Common Stock shall not Transfer all or any portion of its shares of Class A Common Stock without the prior approval of the Board.

          (1) Any holder of Class A Common Stock shall have the right, without the approval of the Board, to Transfer all or any portion of its shares of Class A Common Stock to one or more of its Affiliates (other than an Affiliate that owns a share of the Company's Non-Voting Preferred Stock) and any shares so transferred shall remain Class A Common Stock.

          (2) Any holder of Class A Common Stock shall have the right, without the approval of the Board, to Transfer all or any portion of its Common Stock to one or more Accredited Investors or to another Stockholder; provided that any shares of Class A Common Stock Transferred pursuant to this clause 6.4(a)(i)(2) shall automatically be converted into an equal number of shares of Class C Common Stock.

          (ii) Any shares of Class A Common Stock, the Transfers of which have required approval and been approved of by the Board, shall automatically be converted into an equal number of shares of Class C Common Stock upon their transfer.

          (iii) If as a result of the provisions of this Agreement, including but not limited to the provisions of this Article VI, the aggregate equity investment in the Company represented by the outstanding shares of Class A Common Stock (based, on the Aggregate Subscription therefor) becomes less than the greater of (x) $100 million and (y) twenty percent (20%) of the total equity investment of all Stockholders in the Company (based on the Aggregate Subscription therefor) (the "Class A Minimum Investment"), then all remaining shares of Class A Common Stock shall automatically be converted into an equal number of shares of Class C Common Stock.

          (b) (i) Except as otherwise provided in this Section 6.4(b), a holder of Class B Common Stock shall not Transfer all or any portion of its shares of Class B Common Stock without the prior approval of the Board.

          (1) Any holder of Class B Common Stock shall have the right, without the approval of the Board, to Transfer all or any portion of its Class B Common Stock to one or more of its Affiliates and any shares so transferred shall remain Class B Common Stock.

          (2) Any holder of Class B Common Stock shall have the right, without the approval of the Board, to Transfer all or any portion of its Class B Common Stock to one or more Accredited Investors or to another Stockholder, provided that (subject to Section 6.4(b)(v) below) any shares of Class B Common Stock Transferred pursuant to this clause 6.4(b)(i)(2) shall automatically be converted into an equal number of shares of Class C Common Stock.

          (ii) Any shares of Class B Common Stock, the Transfers of which have required approval and been approved of by the Board, shall automatically be converted into an equal number of shares of Class C Common Stock upon their transfer.

          (iii) If as a result of the provisions of this Agreement, including but not limited to the provisions of this Article VI, the aggregate equity investment in the Company represented by the outstanding shares of Class B Common Stock (based on the Aggregate Subscription therefor) becomes less than the greater of (x) $150 million and (y) thirty percent (30%) of the total equity investment of all Stockholders in the Company (based on the Aggregate Subscription therefor) (the "Class B Minimum Investment"), then all remaining shares of Class B Common Stock shall automatically be converted into an equal number of shares of Class C Common Stock.

          (iv) Any holder of Class B Common Stock shall have the right, without approval of the Board, to Transfer all or any portion of its Class B Common Stock to GG Properties pursuant to the exchange rights contained in Article V hereof or to GGP pursuant to the special dissolution procedures contained in
Article VIII hereof.

          (v) Notwithstanding anything to the contrary in Section 6.4(b)(i)(2), the following shall apply:

          (1) if all or a portion of the outstanding shares of Class B Common Stock are Transferred to one Person or one group of Affiliated Persons not formed for the purpose of acquiring such Common Stock, and the Class B Common Stock so Transferred represents at least the Class B Minimum Investment, then such Class B Common Stock shall remain Class B Common Stock and shall not be automatically converted into an equal number of shares of Class C Common Stock as a result of such Transfer.

          (2) If (1) shares of Class B Common Stock are Transferred to a Person not formed for the purpose of acquiring such Common Stock (a "Serial Transferee") by a transferor (a "Serial Transferor") such that the remaining shares of Class B Common Stock owned by the Serial Transferor are automatically converted into Class C Common Stock pursuant to Section 6.4(b)(iii) and (2) the Serial Transferee by virtue of such transfer, and any previous transfers of Class B Common Stock by the Serial Transferor to the Serial Transferee, then owns Common Stock which, if it were all Class B Common Stock would be at least equal to the Class B Minimum Investment, then the Serial Transferee's Common Stock equal to the number of shares of Common Stock that would be at least equal to the Class B Minimum Investment shall automatically be converted into an equal number of shares of Class B Common Stock upon such transfer.

          (c) Except as otherwise provided in this Section 6.4(c), no Class C Stockholder shall Transfer all or any portion of its Class C Common Stock without the prior approval of the Board. Notwithstanding anything to the contrary in this Section 6.4(c), a Class C Stockholder shall have the right, without the approval of the Board, to Transfer all or a portion of its Class C Common Stock to (i) one or more of its Affiliates, (ii) one or more Accredited Investors or to another Stockholder, and (ii) GGP pursuant to the exchange rights contained in Article V hereof.

          6.5. Certain Prohibited Transfers of Common Stock by Stockholders. (a) Notwithstanding any other provision of this Agreement to the contrary, no Transfer of all or any portion of any Stockholder's Common Stock shall be made if such Transfer would result in:

          (i) the Company being required to register, or seek an exemption from registration, as an investment company under the Investment Company Act; or

          (ii) the Company failing to qualify as a real estate investment trust under the Code.

          (b) Notwithstanding any other provision of this Agreement to the contrary, without the prior written approval of the Class A Directors, which approval may be given or withheld in the Class A Directors, sole discretion, no Transfer of all or any portion of any Stockholder's Class B Common Stock or Class C Common Stock shall be made to any Person whose principal business is the development or management of regional shopping malls other than any Person that is an insurance company, an investment company registered under the Investment Company Act, an investment advisor registered under the Investment Advisors Act of 1940, as amended, acting in its capacity as an investment advisor, or a fiduciary under ERISA acting in such capacity.

          (c) The Board may in its discretion require as a condition of any Transfer permitted under this Article VI, the delivery of a written opinion of responsible counsel (who may be counsel for the Company), satisfactory in form and substance to the Board, to the effect that such Transfer would not result in any of the consequences set forth in clause (a)(i) or (a)(ii) and shall cover such other matters as the Board may reasonably require. In addition, a Person to whom a Transfer may be made pursuant to this Article VI may also be required, in the discretion of the Board, and as a condition precedent to such Transfer, to make certain representations, warranties and covenants including, but not limited to, representations as to such Person's net worth, sophistication and investment intent. The Company agrees to cooperate with any Stockholder making a Transfer by providing promptly such records and other factual information as may be reasonably requested with respect to any proposed Transfer provided that such Stockholder and any prospective transferee that receives such records and information shall agree in writing to maintain the confidentiality thereof.

          6.6. Expenses of Transfer. The transferring Stockholder agrees that it will pay all expenses, including reasonable attorneys' fees, incurred by the Company in connection with any Transfer of its Common Stock.

          6.7. Indemnification by Transferor. In the event that the Company or any non-transferring Stockholder becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Stockholder) in connection with any Transfer by a Stockholder of its Common Stock (other than a Transfer pursuant to Article V or Article VIII hereof), the transferring Stockholder will periodically reimburse each of the Company and any non-transferring Stockholder for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. To the fullest extent permitted by law, the transferring Stockholder also will indemnify the Company and any non-transferring Stockholder against any losses, claims, damages, or liabilities to which any of them may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Stockholder under this paragraph shall be in addition to any liability which the transferring Stockholder may otherwise have, shall extend upon the same terms and conditions to the partners, employees, and controlling Persons of the Company and any non-transferring Stockholder, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company, any non-transferring Stockholder, and any such Persons. The foregoing provisions shall survive any termination of this Agreement.

          6.8. Acceptance of Prior Acts. Any person who becomes a Stockholder accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company and the Stockholders prior to the date it became a Stockholder and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

          6.9. Certain Conditions to Transfer. As a condition precedent to any Transfer under Section 6.4(a), (b) (other than Section 6.4(b)(iv)) or (c), each Transferee shall have executed and delivered to the Company and each other Stockholder, an instrument in substantially the form of Exhibit K hereto confirming that such Transferee agrees to be bound by the terms of this Agreement (including, without limitation, this Article VI and Article VII) and shall have" submitted to the Company such evidence as the Company may reasonably request to demonstrate that such Transfer is a permitted transfer under this
Article VI. Any Transferee of Common Stock permitted pursuant to the terms of
Section 6.4(a), (b) (other than Section 6.4(b)(iv)) or (c) shall, upon execution and delivery to the Company and each other Stockholder of an instrument in substantially the form of Exhibit K hereto, be entitled to all the benefits of this Agreement, including without limitation, the exchange rights as set forth in Article V. The certificates issued to any Transferee which represent the Common Stock so Transferred shall bear the legends provided in Article IX hereof, if required by such Article.

          6.10. Responsibility for Subscriptions. Any Transferee of all or a portion of a Stockholder's shares of Common Stock shall be obligated to pay when due any Called Subscriptions or Available Subscriptions on account of such transferred shares of Common Stock. Each Stockholder agrees that, notwithstanding the Transfer of all or any portion of its Common Stock, as between it and the Company it will remain liable for the Called Subscriptions and Available

Subscriptions in each case relating to the Transferred shares of Common Stock.

                                  ARTICLE VII.

                                  SUBSCRIPTIONS

          7.1. Additional Subscriptions. In addition to each Stockholder's Initial Subscription, subject to Section 7.2 hereof, each Stockholder shall make additional subscriptions in the amounts and on the dates (the Additional Subscription Dates") set forth opposite such Stockholder's name on Schedule XVII hereto. Any subscription payment made by a Stockholder pursuant to this Section 7.1, is sometimes referred to herein as an "Additional Subscription Payment." Upon payment by a Stockholder of its Additional Subscription Payment, the Company shall issue to such Stockholder, at a purchase price of $25,000 per share, the number of additional shares of Common Stock set forth opposite such Stockholder's name on Schedule XVII hereto. All such additional shares issued to a holder of Class A Common Stock shall be shares of Class A Common Stock, all such additional shares issued to a holder of Class B Common Stock shall be shares of Class B Common Stock and all other such additional shares shall be shares of Class C Common Stock.

          7.2. Delay or Acceleration of Additional Subscription Payments. (a) On or before the tenth (10th) business day prior to any Additional Subscription Date, the Board shall have the authority to postpone one or more of the Additional Subscription Dates to such date or dates as the Board shall deem in the best interest of the Company. Upon any such decision by the Board, the Company shall promptly notify each Stockholder of such postponement and the new Additional Subscription Date. Notwithstanding anything to the contrary in
Section 7.l or this Section 7.2, the Company shall not have the right to require Additional Subscription Payments pursuant to this Article VII after the fourth anniversary of the Closing Date.

          (b) The Board shall also have the right to accelerate Additional Subscription Payments by delivering to each Stockholder a funding notice (each, a "Funding Notice") setting forth the amount of such Additional Subscription Payment and the date on which such Additional Subscription Payment shall be made. Each Stockholder shall, within fifteen (15) days after the date of a Funding Notice, pay its Called Subscription to the Company in the amount set forth in the Funding Notice, and the Company shall issue additional shares of Common Stock to such Stockholder to reflect a purchase price of $25,000 per share, provided that such amount to be paid shall not exceed such Stockholder's Available Subscription immediately prior to the issuance of such Funding Notice. Subject to Section 7.4, payments required to be made by the Stockholders pursuant to a Funding Notice shall be in proportion to the Stockholders' Proportionate Shares. The Board shall have the right to deliver a Funding Notice under this Section 7.2 only to fund (1) cash needs for the Properties Currently Under Development and for the Planned Expansion and Renovation Programs, (2) liabilities in excess of the Special Reserves therefor set forth on Schedule XV hereto to the extent not funded with the Initial Subscriptions and (3) the cost of purchasing a joint venture partner's interest in any of the properties listed in Schedule VI.

          7.3. Certain Rights and Obligations with Respect to Additional Subscription Payments. Each Stockholder waives its obligation to any setoff or reduction with respect to its right to make its Additional Subscription Payments based on any claim that such Stockholder has against the Company (without prejudice to such Stockholder's right to assert such claim in a separate action). The reinvestment or establishment of a reserve by the Company of or from Operating Cash Flow or Net Disposition Proceeds shall not reduce any Stockholder's Called Subscriptions or Available Subscription. Except as expressly required by Section 7.1, 7.2 and 7.4, no Stockholder shall have any obligation to make any subscription payment to the Company or to advance any funds thereto.

          7.4. Failure to Make Additional Subscription Payments. If any Stockholder shall fail to timely make an Additional Subscription Payment required pursuant to Section 7.1 or 7.2 (such Stockholder is herein referred to as a "Defaulting Stockholder"), the Company shall first give written notice to the Defaulting Stockholder offering it 10 additional days in which to make its Additional Subscription Payments and acquire additional shares of Common Stock, and if such Defaulting Stockholder shall fail within such 10 day period to make such Additional Subscription Payments, the Company shall give notice of such failure to all other Stockholders (each, a "Non-Defaulting Stockholder"), and such Non-Defaulting Stockholders shall within ten (10) days of such notice (unless the Defaulting Stockholder shall have made its Additional Subscription Payment during such period), fund their Proportionate Share (the respective percentage which the shares owned by each such Non-Defaulting Stockholder bears to the total number of shares of all Non-Defaulting Stockholders) of the Additional

Subscription Payment that the Defaulting Stockholder failed to pay and shall acquire their Proportionate Share of the additional shares of Common Stock which the Defaulting Stockholder failed to acquire; provided, however, no Stockholder shall be required pursuant to this Section 7.4 to make subscription payments in excess of such Stockholder's Available Subscription and provided, further, that any payments made by a Non-Defaulting Stockholder pursuant to this Section 7.4 shall be deemed to be Funded Subscriptions of such Stockholder. All shares of Common Stock owned by a Defaulting Stockholder that are not shares of Class C Common Stock shall automatically be converted into shares of Class C Common Stock upon a Stockholders' failure to make an Additional Subscription Payment pursuant to Section 7.1 or 7.2 and the expiration of the ten (10) day period referred to above.

          7.5. Funding Shortfalls. If as a result of a default by a Defaulting Stockholder and after giving effect to Section 7.4 above, the Funded Subscriptions of all Stockholders is less than the Aggregate Subscriptions of such Stockholders, then the Board may give notice of such shortfall to all Non-Defaulting Stockholders, and such Non-Defaulting Stockholders shall within twenty (20) days of such notice have the right, but not the obligation, to fund their Proportionate Share of the additional required funding. Each Non-Defaulting Stockholder who elects to participate shall acquire its adjusted Proportionate Share (the respective percentage which the shares owned by each participating Non-Defaulting Stockholder bears to the total number of shares of all participating Non-Defaulting Stockholders) of the additional shares of Common Stock represented by such additional funding. All such additional shares acquired with such additional funding shall be shares of Class C Common Stock which shall be acquired at a price determined by the Board.

                                  ARTICLE VIII.

                                DISSOLUTION RIGHT

          8.1. Special Dissolution Right. (a) At any time after the Dissolution Trigger Date, the holders of all shares of Class A Common Stock (acting by majority vote), on the one hand (the "Class A Group"), and the holders of all shares of Class B Common Stock (acting by majority vote) (the "Class B Group"), on the other hand, shall each have the right to offer their Common Stock to the other Group by delivering a written notice to the Company and the other Group (by delivery to GGP in the case of the Class A Group and to NYSCRF in the case of the Class B Group, provided each still owns shares of Class A Common Stock or Class B Common Stock, respectively) (the "Dissolution Commencement Notice"). The Company shall promptly, after receipt thereof, deliver a copy of any Dissolution Commencement Notice to all Stockholders other than GGP and NYSCRF. Any action by the Class A Group hereunder shall for all purposes hereunder bind and be deemed to include all other holders of shares of Class A Common Stock and all holders of shares of Class C Common Stock. Any action by the Class B Group hereunder shall for all purposes hereunder bind and be deemed to include all other holders of shares of Class B Common Stock. The Group that delivers a Dissolution Commencement Notice shall be referred to as the "Offeror" and the other party or parties shall be referred to as the "Offeree." No Group may deliver more than one Dissolution Commencement Notice in any 18-month period.

          (b) Upon receipt of a Dissolution Commencement Notice, the Offeror and the Offeree shall cause the Company to obtain an appraisal of the fair market value of each of the Company's properties as follows. Within ten (10) days of the Dissolution Commencement Notice, each Group shall each select an Appraiser. If either Group fails to select an Appraiser within such ten (10) day period, such Group shall forfeit its right to select an Appraiser. Within ten (10) days of the selection by each Group of its Appraiser, the selected Appraisers shall collectively select a third Appraiser. If no third Appraiser is selected within such time period, the Appraisal Institute shall select the third Appraiser upon the request of either Group's selected Appraiser. Each of the Appraisers shall be instructed to complete and submit to the Offeror and Offeree its appraised valuation in full narrative form within sixty (60) days of the selection of the third Appraiser. If an Appraiser shall not deliver its appraisal for each property within such sixty (60) day period, any appraisal subsequently submitted by such Appraiser shall be disregarded. If, after the Offer Effective Date but prior to delivery of the Response Notice, the Offeror or the Offeree believes that a Material Adverse Change has occurred with respect to any Company property since the date of the foregoing appraisal, the Offeror or the Offeree may, by notice to the Appraisers, require that the Appraisers issue a new appraisal of such property reflecting such Material Adverse Change; provided that the obtaining of a new appraisal shall not extend the date on which a Response Notice is to be delivered and; provided, further, however, that if such new appraisal is delivered after the delivery of a Response Notice, the Dissolution Value of the Company or the Dissolution Value of a Property, as the case may be, shall be adjusted to account for such new appraisal. Such new appraisal shall be conducted in the manner and in accordance with the rules applicable to the original appraisals. A "Material Adverse Change" shall mean, with respect to any property, an event or occurrence that is reasonably likely to have resulted in the diminution by 10% or more of the appraised value of such property as determined prior to such event or occurrence. If there shall occur a Material Adverse Change with respect to any property after delivery of the Response Notice, no additional appraisals shall be made with respect to such property and the appraised value of such property shall remain as in effect prior to such Material Adverse Change for all purposes hereunder. The appraised value for each property shall be the average of the two closest appraisals for that property. As used herein, "Appraiser" means an independent member of the Appraisal Institute, with a national practice, having at least ten years' standing and established experience in appraising companies similar to the Company.

          (c) Upon receipt of the final appraised value as determined by subsection (b) above, the Offeror (by majority vote) shall have thirty (30) days to withdraw, by written notice to the Offeree, the Dissolution Commencement Notice. In the event of such withdrawal, the Offeror shall pay all costs and expenses of all Appraisers. If within such thirty (30) day period (the last day of such thirty (30) day period being the "Offer Effective Date"), the Offeror shall not have withdrawn the Dissolution Commencement Notice, the Dissolution Commencement Notice shall become effective and shall constitute an irrevocable offer (the "Offer") by the Offeror to sell to the Offeree all of its Common Stock at a purchase price (the "Dissolution Purchase Price") equal to the Offeror's Proportionate Share of the Dissolution Value of the Company. The "Dissolution Value of the Company" shall be the book value of the Company as of the end of the Company's most recent fiscal quarter, calculated in accordance with GAAP, except that in calculating such book value the aggregate appraised fair market value of the Company's properties determined in accordance with paragraph (b) above shall be used in lieu of the GAAP net book value of the Company's properties. In the event the Offer shall become effective, each Group shall bear one half of the costs and expenses of all Appraisers.

          (d) Upon effectiveness of the Offer as described in subsection (c) above, the Offeree shall have the right to either (i) purchase the Offeror's Common Stock for the Dissolution Purchase Price, (ii) elect to require that the Company, or all or substantially all of the Company's assets, be sold (including, without limitation, by way of merger) in which case the Board shall proceed diligently to sell the Company or the Company Assets so that such sale shall be completed within no longer than a fifteen (15) month period, or (iii) elect to distribute certain of the Company's properties in the manner described in paragraph (f) below. The Offeree may exercise such right by written notice to the Offerer, delivered within six (6) months after the Offer Effective Date, of its election (each such notice, a "Response Notice"). If the Offeree shall not deliver a Response Notice within much six (6) month period, the Offeree shall be deemed to have elected the alternative set forth in clause (iii) above.

          (e) If the Offeree elects to purchase all of the Offeror's Common Stock pursuant to Section 8.1(d)(i) above, the closing of the purchase and sale of the Offeror's Common Stock shall take place at the offices of counsel to the. Offeror and shall occur on the date that is six (6) months after the date of the Response Notice (or, if such date is not a business day, on the next succeeding day that is a business day) unless the Offeror and Offeree shall have agreed upon a different date in writing. At such closing, (i) the Offeror shall deliver to the Offeree certificates representing the Offeror's Common Stock, free and clear of any lien, claim or encumbrance (and the Offeror hereby represents, warrants and covenants that such Common Stock shall, immediately prior to such sale, be so free and clear), (ii) the Offeree shall deliver to the Offeror the Dissolution Purchase Price in immediately available funds, and (iii) the Offeror and the Offeree shall execute such other documents and take such other action as shall be reasonably necessary to consummate the purchase and sale of the Offeror's Common Stock as contemplated by this Article VIII. Each member of the Offeree shall be obligated to purchase the Offeror's Common Stock pro rata in proportion to such member's respective percentage interest of the Offeree (the respective percentage which the shares owned by such member bears to the total number of shares of all Stockholders comprising the Offeree) and each member of a Group which is the Offeror shall be obligated to sell all of its shares in the Company. If the Offeree includes holders of Class A Common Stock, the election referred to above may be made by a majority of the holders of Class A Common Stock; provided, however, that if the holder of Class A Common Stock elects option (i) above, only the holders of Class C Common Stock who have approved such election shall be obligated to purchase the Offeror's Common Stock and the Offeree, for purposes of Section 8.1(e), shall be deemed to include only the holders of Class A Common Stock and the holders of Class C Common Stock who have approved such election. After the date of the Response Notice until the closing of the purchase by the Offeree pursuant to this

Section 8.1(e), the Offeror shall retain all rights with respect to its Common Stock, including without limitation the right to vote for directors or to receive dividends or other distributions paid or made with respect to such Common Stock.

          If the Offeree elects to purchase all of the Offeror's Common Stock pursuant to Section 8.1(d)(i) and such purchase is subject to the premerger notification and reporting requirements under HSR and the Rules, then (i) the Offeror and the Offeree shall use their respective reasonable best efforts to duly file with the FTC and the Assistant Attorney General, no later than the tenth (10th) day after the date of the Response Notice, fully completed premerger notification and report forms with respect to the Offeror and the Offeree pursuant to Section 7A(a) of HSR and (ii) the Offeror shall use its reasonable best efforts to file with the FTC and the Assistant Attorney General no later than the tenth (10th) day after the date of the Response Notice a fully completed written request for early termination of the waiting period pursuant to Section 7A(b)(2) of HSR and Rule 803.11 thereunder, and cause the applicable waiting period under HSR to terminate on or before the ninetieth (90th) day after the date of the Response Notice. The filing fees incurred in connection with the premerger notification and report forms shall be borne by the Offeror.

          If the Offeror and the Offeree have complied with the provisions of the immediately preceding paragraph but the applicable waiting period under HSR with respect to purchase of the Offeror's Common Stock has not terminated by the closing date set forth in this Section 8.1(e), then, notwithstanding anything to the contrary in this Section 8.1(e), the closing date shall be extended to the fifth business day after all applicable waiting periods under HSR have been terminated. From and after the original closing date set forth in this Section 8.1(e), the Offeror shall continue to use its reasonable beet efforts to cause the applicable waiting period under HSR to be terminated.

          If the Offeree shall default in its obligation to purchase the Offeror's Common Stock as provided in this Section 8.1(e), then the Company shall make the property distribution in the manner described in clause (f) below (but in a single distribution and with the Offeror entitled to select all of the properties until it has selected properties equal in value to its Proportionate Share of the Dissolution Value of all of the Company's properties (calculated pursuant to paragraph (f) hereof)) as soon as possible following such default, but in no event later than thirty (30) days after the date scheduled for closing the purchase of the Offeror's Common Stock under Section 8.1(e), and the Offeror shall have the right without the approval of any other Stockholders to cause the Company to make such distribution of properties and to take all such actions as may be necessary to accomplish such distribution.

          (f) If the Offeree elects to distribute certain of the Company's properties (together with associated liabilities) pursuant to Section 8.1(d)(iii) above or a distribution is required to be made pursuant to Section 8.1(e) or 8.1(g), the Company's properties (together with associated liabilities) shall be divided among the Offeror and the Offeree by having each select properties on an alternating one-by-one basis (with the Offeree being entitled to the first selection) until either the Offeror or the Offeree has selected properties having a Dissolution Value equal to its Proportionate Share of the Dissolution Value of all of the Company's properties with any remaining properties going to the other party. The "Dissolution Value of a Property" shall be the appraised fair market value of the property, determined in accordance with subsection (b) above, less the face amount of all indebtedness encumbering or incurred with respect to the property, and the amount of any other liabilities existing with respect to such property (including any unpaid arrearages in the payment of debt service with respect to the property) calculated in accordance with GAAP and reflected on the Company's financial statements for the most recent fiscal quarter. All properties selected by the Offeror (together with associated liabilities) will be distributed to the Offeror in exchange for all of its shares of Common Stock, and the Offeror shall thereafter no longer be a Stockholder of the Company unless GGP or any of its affiliates is a member of the Offeror in which case all properties selected by the Offeree (together with associated liabilities) will be distributed to the Offeree in exchange for all of its shares of Common Stock, and the Offeree shall thereafter no longer be a Stockholder of the Company. The party to whom the properties shall be distributed shall be referred to as the "Distributee". The Offeror and the Offeree will bear in equal portions all transfer costs (including, without limitation, any transfer taxes, if any are required by law, New York State real property gains taxes, if any are required by law, title insurance premiums, costs of surveys and recording fees) and any prepayment penalties or other amounts payable to lenders, and the Company's Cash Reserves (as reflected in the Company's financial statements as of the end of the Company's most recent fiscal quarter) associated with the distribution of such properties and other corporate level assets and liabilities shall be apportioned on a pro rata basis. The Distributee shall indemnify the Company and the Stockholders against any losses, claims, damage or liabilities to which any of them may become subject arising out of or relating to the properties (and associated liabilities) distributed to the Distributee. The Company and the Stockholders shall indemnify the Distributee against any losses, claims, damage or liabilities to which the Distributee may become subject arising out of or relating to the properties (and associated liabilities) retained by the Company. The properties distributed to the Distributee shall be distributed subject to customary prorations. Each of the Offeree and Offeror will cooperate with the other to facilitate the distribution of properties contemplated by this Section 8.1(f), including, without limitation, with respect to obtaining (1) tenant estoppels or delivering notices to tenants relating to the distribution, and (2) tenant, lender, ground lessor or joint venturer consents and to eliminate any cross-collateralized or cross-defaulted financings between the properties selected by the Distributee, on the one hand, and the other properties, on the other hand, including, without limitation, by agreeing to encumber properties not designated for transfer and to remove cross-collateralized encumbrances from properties designated for transfer. The distribution of properties (together with associated liabilities) will occur as early as possible in three installments of as near equivalent value as possible over three taxable years, with the first distribution to occur as early as possible in the taxable year in which the Response Notice is given and thereafter a distribution shall occur on the first business day of each of the two subsequent tax years. For example, if the Offeror delivers a Dissolution Commencement Notice on December 1, 1999 and the Offeree delivers a Response Notice electing to distribute properties pursuant to Section 8.1(d)(iii) above on May, 31, 2000, the first distribution would occur on June 1, 2000, the second distribution would occur in January, 2001, and the third distribution would occur in January, 2002. Upon the second distribution of properties, all Common Stock owned by the Distributee shall automatically be converted into Class C Common Stock and such party shall no longer have the right to elect directors to the Board unless the Company shall fail to make the third distribution as required by this Section 8.1(f) in which case such Common Stock shall automatically be converted back to its original Class of Common Stock. During the distribution period, (i) the Offeror may cause the Company to engage a property manager or managers to manage the properties selected by the Offeror rather than have such properties be managed by the Company or its managers, (ii) the Company shall encumber any of the properties selected by the Offeror in connection with a financing or refinancing only at the direction of the Offeror and (iii) the Company shall operate the properties selected by the Offeror to the extent owned by the Company in a manner consistent with past business practices. During the distribution period, the risk of casualty, damage or condemnation or other adverse change with respect to any property to be distributed to the Distributee shall be borne by the Distributee and with respect to any property to be retained by the Company shall be borne by the Company, provided, however, that any insurance proceeds payable with respect thereto shall, with respect to a property to be distributed to the Distributee, be paid to the Distributee, and with respect to a property to be retained by the Company, be paid to the Company. If as a result of the selection process described above, one party shall be entitled to properties that have an aggregate Dissolution Value (based on the Dissolution Value of the Properties obtained pursuant to this paragraph
(f)) in excess of such party's Proportionate Share of the Dissolution Value of all of the Company's properties (including the pro-rations and adjustments described in this paragraph (f)), then such party shall pay a cash adjustment to the other party. Such cash adjustment shall be paid in three equal installments on each date a distribution of properties is made.

          If at the time a distribution of properties is to be made a property (an "Impaired Property") cannot be distributed due to an inability to remove it from a cross-collateralized or cross-defaulted pool, a title issue, the inability to obtain a necessary consent or any other similar matter, then such property shall be retained by the Company and the Offeror and Offeree shall reselect the properties that remain in the Company and that were selected after the Impaired Property was selected, on an alternating one-by-one basis until either the Distributee has selected properties able to be distributed as contemplated herein having a Dissolution Value equal to its then Proportionate Share of the Dissolution Value of all of the Company's properties.

          (g) If pursuant to Section 8.1(d)(ii), the Offeree elects to require that the Company, or all or substantially all of the Company's assets, be sold (including by way of merger), but such sale or merger has not been completed within the fifteen (15) month period following the Response Notice, then the Company shall make the property distributions in the manner described in clause
(f) above (but in a single distribution and with the Offeror entitled to select the first property) as soon as possible following the expiration of such fifteen
(15) month period.

          (h) Notwithstanding anything to the contrary in Article V, (i) if the Class B Group is the Offeror, then from and after the delivery of a Dissolution Commencement Notice by the Class B Group, the Class B Group shall not have the right to exchange their Common Stock pursuant to Article V unless the Class B Group has withdrawn such Dissolution Commencement Notice pursuant to Section 8.1(c) above and (ii) if the Class A Group is the Offeror and the Class A Group has not withdrawn its Dissolution Commencement Notice pursuant to Section 8.1(c) above, then from and after the delivery by the Class B Group of a Response Notice pursuant to Section 8.1(d) above, the Class B Group shall not have the right to exchange their Common Stock pursuant to Article V. If the Class A Group has delivered a Dissolution Commencement Notice and a holder of Class B Common Stock delivers an Exchange Election Notice prior to the delivery by the Class B Group of a Response Notice, then (1) such Exchange Election Notice shall override such Dissolution Commencement Notice with respect to the shares of Class B Common Stock that are the subject of such Exchange Election Notice, (2) the shares of Class B Common Stock that are the subject of such Exchange Election Notice shall be deemed to be shares of Class C Common Stock owned by GGP for all purposes of this Section 8.1 whether or not the closing in respect of such Exchange Election Notice has occurred prior to the delivery by the Class B Group of a Response Notice and (3) the Class B Group shall not have the right to elect in its Response Notice to purchase the Class A Group's Common Stock for the Dissolution Purchase Price pursuant to Section 8.1(d)(i) above. Nothing in this Article VIII shall affect any Class C Stockholder's right to exchange its Common Stock pursuant to Article V.

          8.2. Other Dissolutions. (a) Notwithstanding anything in this Agreement to the contrary, the holders of the Class A Common Stock or the holders of the Class B Common Stock shall be entitled to elect to dissolve the Company (in which case the Board shall promptly cause the Company to be dissolved) in the event the Homart Closing Date and the closings under the Natick Mall Agreement, the Management Transfer Agreement, the financing contemplated under the Financing Commitment and the Existing Lender Arrangements shall not have been consummated and shall not have closed by January 31, 1996.

          (b) If at any time shares of either Class A Common Stock or Class B Common Stock (but not both) shall be outstanding, any determination to dissolve the Company and the manner in which such dissolution shall occur shall be determined by the Board and submitted to a vote of the Electing Class in accordance with the provisions of the GCL.

If at any time shares of neither the Class A Common Stock or Class B Common Stock shall be outstanding, any determination to dissolve the Company shall be made by the Stockholders in accordance with the Company's Certificate of Incorporation and the GCL.

                                   ARTICLE IX.

                                     LEGENDS

          All Stockholders agree that any certificates evidencing Common Stock subject to this Agreement shall be stamped or endorsed with a legend in substantially the following form; provided, however, in the event that shares of Common Stock are registered under the 33 Act, the Company shall promptly upon request, but in any event not later than is necessary in order to consummate any sale pursuant to any underwriting agreement or sales agency agreement relating thereto, deliver a replacement certificate not containing the first paragraph of the legend below in exchange for the legended certificate (it being understood that such legend shall be placed on such replacement certificate if the sale does not occur in accordance with the terms of the registration statement); and provided, further, the Company shall upon termination of this Agreement promptly upon request deliver a replacement certificate not containing the second paragraph of the legend below in exchange for the legended certificate:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY SUCH LAWS APPLICABLE THERETO AND THE RULES AND REGULATIONS THEREUNDER.

          IN ADDITION, TRANSFERS, VOTING AND OTHER MATTERS IN RESPECT OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT DATED AS OF DECEMBER 20, 1995 AMONG THE COMPANY AND CERTAIN STOCKHOLDERS NAMED THEREIN, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY.

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY'S MAINTENANCE OF ITS

STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). NO INDIVIDUAL MAY BENEFICIALLY OWN COMMON SHARES IN EXCESS OF THE THEN APPLICABLE OWNERSHIP LIMIT WITH RESPECT TO COMMON SHARES, WHICH MAY DECREASE OR INCREASE FROM TIME TO TIME, UNLESS SUCH INDIVIDUAL IS AN EXISTING HOLDER. ANY INDIVIDUAL WHO ATTEMPTS TO BENEFICIALLY OWN SHARES IN EXCESS OF THE ABOVE LIMITATION MUST IMMEDIATELY NOTIFY THE COMPANY. IN ADDITION, NO PERSON MAY CONSTRUCTIVELY OWN COMMON SHARES IN EXCESS OF THE CONSTRUCTIVE OWNERSHIP LIMIT, UNLESS SUCH PERSON IS AN EXISTING CONSTRUCTIVE HOLDER. ANY PERSON WHO ATTEMPTS TO CONSTRUCTIVELY OWN COMMON SHARES IN EXCESS OF THE CONSTRUCTIVE OWNERSHIP LIMIT MUST IMMEDIATELY NOTIFY THE COMPANY. ALL CAPITALIZED TERMS USED IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE COMPANY'S CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON OWNERSHIP AND TRANSFER ARE VIOLATED, THE COMMON SHARES REPRESENTED HEREBY WILL BE AUTOMATICALLY EXCHANGED FOR EXCESS SHARES AND WILL BE DEEMED TRANSFERRED TO A SPECIAL TRUST AS PROVIDED IN THE CERTIFICATE OF INCORPORATION.

                                   ARTICLE X.

                            POST-CLOSING TERMINATION

          Following the Closing, this Agreement shall terminate upon the earlier to occur of the following: (i) such time as only one Stockholder or one Affiliated group of Stockholders owns all of the issued and outstanding Common Stock and (ii) the affirmative election of a majority of the outstanding shares of each Class of Common Stock; provided, however, that no such termination shall relieve any Person of any liability for a prior breach or default. Upon the termination of this Agreement, (i) all shares of Common Stock shall be entitled to equal rights in all respects including, without limitation, the election of directors, (ii) the provisions of the Company's certificate of incorporation and by laws shall govern, and (iii) the prohibitions on Transfers of Common Stock contained in Sections 6.2, 6.4 and 6.5(a) and (d) shall, notwithstanding such termination, continue to apply.

                                   ARTICLE XI.

                                  MISCELLANEOUS

          11.1. Recapitalization, Exchanges, etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Common Stock and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination, the provisions of this Agreement shall be appropriately adjusted.

          11.2. Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

          11.3. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon, shall inure solely to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, provided that (i) the Company shall not have either the right or the power to assign or delegate any right or obligation hereunder (including, without limitation by merger, consolidation or other operation of law) and any purported such assignment or delegation shall be void except as expressly provided herein, and (ii) no Stockholder may assign any rights under this Agreement (including, without limitation, by merger, consolidation or other operation of law) except that, subject to the following sentence, any Stockholder may assign its rights hereunder, in whole but not in part, in connection with a Transfer of Common Stock made in strict compliance with all of the provisions of this Agreement. If any Stockholder shall acquire additional Common Stock and if any Transferee of any Stockholder shall acquire any Common Stock, in each case in any manner, whether by a permitted Transfer, operation of law or otherwise, such Common Stock shall be held subject to all of the terms of this Agreement, and by taking and holding such Common Stock such Person shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

          11.4. Amendment; Waiver. (a) Neither this Agreement nor any provision hereof nor any provision of the Company's Certificate of Incorporation may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Company and by the holders of a majority of the shares of each class of Common Stock.

          (b) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, any such waiver being effective only if contained in a writing executed by the waiving party.

          11.5. Representations by Stockholders. (a) Each Stockholder represents and warrants, that (i) it has been duly authorized and otherwise duly qualified to purchase and hold its Common Stock and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Common Stock, (ii) the consummation of such transactions will not result in a breach or violation of, or a default under, its charter or by-laws, if such Stockholder is a corporation, or its certificate of limited partnership or its partnership agreement, if such Stockholder is a partnership, or its other organizational documents, if such Stockholder is neither a corporation or partnership, or any existing agreement by which it or any of its properties is bound and (iii) this Agreement is a binding agreement on the part of such Stockholder enforceable in accordance with its terms against such Stockholder.

          (b) Each Stockholder, by executing this Agreement, represents and warrants that it has acquired its Common Stock for its own account, or for the account of a commingled pension trust or other institutional investor previously specified in writing to the Company with respect to whom it has full investment discretion, for investment and not with a view to resale or distribution thereof, that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Common Stock, and is able to bear the economic risk of its investment and that it is fully aware that the Company is relying upon the truth and accuracy of this representation and warranty. Each Stockholder agrees that it will not transfer, sell or dispose of all or any portion of, or offer to transfer, sell or dispose of all or any portion of its Common Stock, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any person or persons whomsoever, all or any portion of its Common Stock in any manner which could violate or cause the Company to violate applicable federal or state securities laws.

          (c) Each of GGP and GG Properties represents and warrants to the other Stockholders (i) that they have delivered or caused to be delivered to each of the other Stockholders true, correct and complete copies of the Homart Stock Purchase Agreement (including the side letter agreements relating thereto dated July 31, 1995 and October 16, 1995), the Ownership Interest Purchase Agreement dated as of October 16, 1995 among Sears, Roebuck and Co., Homart Development Co., Homart Newco One, Inc., Homart Newco Four, Inc., Homart Newco Five, Inc., Community Centers One L.L.C., Community Centers Two L.L.C. and the Company, the Purchase and Sale Agreement dated as of October 16, 1995 by and between the Company and Developers Diversified Realty Corporation, the Natick Agreement, the Management Transfer Agreement, the Sublease and any of the agreements specifically referred to therein (for example, the Escrow Agreement and the Amended and Restated Tax Allocation Agreement) and (ii) that no other agreements relating to the purchase of the assets of Homart by the Company have been entered into by any of the Company, GGP or GG Properties.

          (d) NYSCRF represents and warrants to the Company and the other Stockholders that it is a "government plan" within the meaning of Section 414(d) of the Code and Section 3(32) of ERISA and that its acquisition of Common Stock is in accordance with all applicable state laws.

          (e) NYSCRF represents and warrants to the other Stockholders that it is exempt from the filing requirements of HSR and the Rules. GGP represents and warrants to the other Stockholders that its acquisition of Class A Common Stock is exempt from the filing requirements of HSR and the Rules.

          (f) Each Stockholder which is a Benefit Plan Investor (other than NYSCRF) represents and warrants that its acquisition and holding of Common Stock is not a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, except to the extent such acquisition and holding of Common Stock meets the requirements of a prohibited transaction class exemption.

          11.6. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, five days after being deposited in the United States mail, or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows: if to the Company at 120 N. LaSalle, Suite 3300, Chicago, Illinois 60602, Attention:
Matthew Bucksbaum, facsimile transmission no. 312-422-2323, if to GGP at 120
N. LaSalle, Suite 3300, Chicago, Illinois 60602, Attention: Matthew Bucksbaum, facsimile transmission no. 312-422-2323, if to any other Stockholder at the address or facsimile transmission number set forth opposite such Stockholder's name on Schedule I hereto and if to GG Properties at 215 Keo, Des Moines, Iowa 50309, Attention: Matthew Bucksbaum, facsimile transmission no. 515-283-0635 (or, in the case of Persons who become parties hereto subsequently, at their last addresses or facsimile transmission numbers shown on the record books of the Company). Each party hereto, by notice given to each other party hereto in accordance with this Section 12.6, may change the address or facsimile transmission number to which such notice or other communications are to be sent to such Party.

          11.7. Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Board or any Stockholder, may be necessary or advisable to carry out the intent and purpose of this Agreement.

          11.8. Confidentiality. The Company and each of the Stockholders agree not to disclose or permit the disclosure (except by the Company in connection with the operation of its business) of any of the terms of this

Agreement or of any information relating to the Company Assets or the Company's business, which the Company and the Stockholders hereby acknowledge constitute non public, financial information, provided that such disclosure may be made (a) to any person who is a partner, officer, director or employee of such Stockholder or advisers or counsel to or accountants of such Stockholder solely for their use and on a need-to-know basis, (b) with the prior consent of GGP and a majority of the other Stockholders, (c) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (d) as required by applicable federal or state laws (including, without limitation, securities and freedom of information laws) or (e) to any lender or prospective lender to, or investor in, such Stockholder.

          In the event that a Stockholder shall receive a request (or, in the case of NYSCRF, at such time a notice of such request is communicated to the representatives of NYSCRF who are responsible for the administration of its ownership of Common Stock) to disclose any of the terms of this Agreement under subpoena or order, such Stockholder shall (i) promptly notify the Board thereof,
(ii) consult with the Board on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with the Board in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

          11.9. waiver of Claims Against Directors. The Company and each Stockholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Company, against any director on account of any action taken or failure to take action by such director in the performance of his duties to the extent permitted under the GCL.

          11.10. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

          11.11. Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          11.12. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof including, without limitation, that certain Summary Terms of the Investment, draft dated November 3, 1995.

          11.13. Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, unenforceability or legality of such provision in any other jurisdiction.

          11.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

          11.15. Arbitration. Any claim arising out of an alleged breach of this Agreement and any claim that Cause exists pursuant to Section 3.6(c) shall be resolved by arbitration. Such arbitration shall be conducted in accordance with the following:

          (a) Each party shall have five (5) business days after written notice by another party of the commencement of arbitration proceedings hereunder to appoint an arbitrator who is on the approved panel of arbitrators of the American Arbitration Association. Each party shall immediately notify the other party of such appointment. The two arbitrators so appointed shall then select a third arbitrator within five (5) business days after the appointment of the second arbitrator to then constitute the Board of Arbitration. If any party shall fail to appoint an arbitrator within such five (5) business day period, or if the two arbitrators selected by the parties shall fail, within five (5) business days of their selection, to make a selection of a third arbitrator, then the American Arbitration Association shall appoint the arbitrator that was not selected by the failing party or shall appoint the third arbitrator, as the case may be, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Board of Arbitration shall then proceed under such rules.

          (b) Following the designation of such Board of Arbitration, the parties, together with the members of the Board of Arbitrators, shall promptly undertake appropriate informal efforts to mediate and negotiate a solution to the matter covered by the original notice.

          (c) If a negotiated solution cannot be achieved within fourteen (14) days after the date on which the Board of Arbitration is constituted, then the Board of Arbitration shall notify the parties. The proceeding, upon such notification, will then become a compulsory arbitration to be conducted under the Commercial Arbitration Rules of the American Arbitration Association by the Board of Arbitration. These rules shall be subject to the following modifications:

          (i) discovery shall be permitted under the same standards provided for in the Federal Rules of Civil Procedure;

          (ii) the members of the Board of Arbitration shall interpret and apply the provisions of this Agreement;

          (iii) except as otherwise set forth in Section 3.6(e), the arbitration costs may be charged to the losing party or allocated between the parties as may be determined by the Board of Arbitration; and

          (iv) the proceedings will be held in Chicago, Illinois, unless the parties shall otherwise agree in writing.

          (d) In connection with the enforcement of the mediation and arbitration provisions of this Section 11.15, any agreement, decision or award shall be final and conclusive as to any such claim.

          11.16. Consent to Jurisdiction. In connection with any suit, claim, action or proceeding relating to the rights and obligations of the parties arising out of this Agreement: GG Properties, GGP and each other Stockholder hereby consents to the in personam jurisdiction of the United States federal courts and Delaware state courts located in New Castle County, Delaware; each such Person agrees that service in the manner set forth in Section 11.6 hereof shall be valid and sufficient for all purposes; and each such Person agrees to, and irrevocably waives any objection based on forum non conveniens or venue not to, appear in any United States federal court or Delaware state court located in New Castle County, Delaware. Each Stockholder (other than GGP) hereby irrevocably appoints the

Company as agent for service of process with respect to any matters relating to the rights and obligations of the parties arising out of this Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                        GGP/HOMART, INC.


                                        By: /s/ Matthew Bucksbaum
                                            ------------------------------------
                                        Name: Matthew Bucksbaum
                                              ----------------------------------
                                        Title: CEO
                                               ---------------------------------


                                        GGP LIMITED PARTNERSHIP

                                        By: General Growth Properties, Inc.,
                                            its General Partner


                                        By: /s/ Matthew Bucksbaum
                                            ------------------------------------
                                        Name: Matthew Bucksbaum
                                              ----------------------------------
                                        Title: CEO
                                               ---------------------------------


                                        THE COMPTROLLER OF THE STATE OF NEW YORK
                                        AS TRUSTEE OF THE COMMON RETIREMENT FUND


                                        By: /s/ John E. Hull
                                            ------------------------------------
                                        Name: John E. Hull
                                        Title: Deputy Comptroller, Investments
                                               and Cash Management

                                      EQUITABLE LIFE INSURANCE COMPANY OF IOWA

                                      By Equitable Investment Services, Inc.,
                                         Agent


                                      By: /s/ Bryan L. Borchert
                                          --------------------------------------
                                      Name: Bryan L. Borchert
                                      Title: Managing Director


                                      USG ANNUITY & LIFE COMPANY

                                      By Equitable Investment Services, Inc.,
                                         Agent


                                      By: /s/ Bryan L. Borchert
                                          --------------------------------------
                                      Name: Bryan L. Borchert
                                      Title: Managing Director


                                      TRUSTEES OF THE UNIVERSITY OF
                                      PENNSYLVANIA


                                      By: /s/ Lucy Momjian
                                          --------------------------------------
                                      Name: Lucy Momjian
                                            ------------------------------------
                                      Title: Associate Treasurer for Investments
                                             -----------------------------------


                                      GENERAL GROWTH PROPERTIES, INC.


                                      By: /s/ Matthew Bucksbaum
                                          --------------------------------------
                                      Name: Matthew Bucksbaum
                                            ------------------------------------
                                      Title: CEO
                                             -----------------------------------